Exhibit 10.21

MEMBERSHIP INTERESTS

PURCHASE AND SALE AGREEMENT

AMONG

CBF RODGERS FORGE, LLC

(“CBF”)

CBRE REALTY FINANCE TRS, INC,

(“SELLER”)

and

RODGERS FORGE HOLDING, LLC

(“PURCHASER”)

CONCERNING THE OWNERSHIP INTERESTS IN THE LIMITED LIABILITY

COMPANY THAT OWNS OR WILL OWN

CERTAIN CONDOMINIUM UNITS IN THE RODGERS FORGE CONDOMINIUM

AND OTHER PROPERTY COMMONLY KNOWN AS

THE RED OAKS AT RODGERS FORGE APARTMENTS

BALTIMORE COUNTY, MARYLAND

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List of Exhibits

Exhibit A-1	- Legal Description of Condominium Units
Exhibit A-2	- Legal Description of Remaining Parcel
Exhibit B	- Form of Assignment and Assumption Agreement
Exhibit C	- Form of Deposit Escrow Agreement
Exhibit D	- Form of Owner’s Affidavit
Exhibit E	- Form of Non-Imputation Affidavit
Exhibit F	- Copy of Access Agreement
Exhibit G	- Form of FIRPTA Affidavit
Exhibit H	- Form of Owner’s Organizational Documents
Exhibit I	- Form of Amendments to Owner’s Organizational Documents
Exhibit J	- Purchaser’s Pro Forma Title Policy
Exhibit K	- Form of CBF Quit-Claim Bill of Sale

List of Schedules

Schedule 1	- List of CBRE RF Loan Documents
Schedule 2	- List of Condominium Contracts
Schedule 3	- List of Condominium Documents
Schedule 4	- List of Existing Surveys
Schedule 5	- List of Existing Title Materials
Schedule 6	- List of Leases
Schedule 7	- List of Personal Property
Schedule 8	- List of Required Consents and Waivers
Schedule 9	- List of Utility Deposits
Schedule 10	- List of Service Contracts
Schedule 11	- List of Pending Capital Item Payments
Schedule 12	- List of Sold Unit Warranty Work to be Performed by Seller

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MEMBERSHIP INTERESTS

PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (as defined below) by and among CBRE REALTY FINANCE TRS, INC., a Delaware corporation (“Seller”); CBF RODGERS FORGE, LLC, a Delaware limited liability company (“CBF”); and RODGERS FORGE HOLDING, LLC, a Maryland limited liability company (“Purchaser”).

BACKGROUND

A. Seller is the sole owner of the membership interests in CBF. Pursuant to the Foreclosure Action (as defined below), CBF is the contract purchaser of the Property (as defined below). CBF is also the mortgagee-in-possession of the Property pursuant to the CBRE RF Loan Documents (as defined below).

B. Seller (a) has formed 6811 Bellona Avenue LLC (the “Owner”) as a Maryland limited liability company and is the sole owner of the membership interests in the Owner, (b) intends to cause CBF to assign its rights as the contract purchaser of the Property to the Owner, and (c) intends to cause the trustee in the Foreclosure Action to convey the Property to the Owner.

C. Following the conveyance of the Property to the Owner, Purchaser desires to purchase the membership interests in the Owner from Seller and Seller desires to sell the membership interests in the Owner to Purchaser, all on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1. Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:

“Accredited Investor” shall have the meaning set forth in the Securities Act and any regulations issued thereunder.

“Access Agreement” shall have the meaning set forth in Section 5.2(a).

“Agreement” shall have the meaning set forth in the preamble.

“Anti-Terrorism Laws” shall have the meaning set forth in Section 7.1(h).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement of Membership Interests substantially in the form attached hereto as Exhibit B.

“Business Day” shall mean any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in Maryland are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental functions in Maryland are interrupted because of extraordinary events such as hurricanes, blizzards, power outages or acts of terrorism.

“CBF” shall have the meaning set forth in the preamble.

“CBRE RF Loan Documents” shall mean, collectively, the documents evidencing and securing that certain loan in the original principal amount of $22,073,200 made to Developer by CBRE Realty Finance Holdings, LLC as predecessor to Seller. A list of the CBRE RF Loan Documents is attached as Schedule 1.

“CERCLA” shall have the meaning set forth in the defined term “Hazardous Materials.”

“Claim” shall mean any written claim, demand, suit, action, litigation, arbitration, administrative hearing or other proceedings of any nature or any judgment or determination with respect thereto.

“Closing” shall mean the consummation of the purchase and sale of the Membership Interests pursuant to the terms of this Agreement.

“Closing Date” shall mean the earlier of (i) February 15, 2008 or (ii) five (5) Business Days after the conditions to Closing set forth in Sections 6.1 and 6.2 have been either satisfied or waived by the parties in favor of whom such conditions run, provided, however, if the condition to Closing set forth in Section 6.1(a)(v)(B) of this Agreement is not satisfied as of February 15, 2008, commencing February 15, 2008, “Closing Date” shall mean the earlier of (i) March 16, 2008 or (ii) five (5) Business Days after the conditions to Closing set forth in Sections 6.1 and 6.2 have been either satisfied or waived by the parties in favor of whom such conditions run.

“Closing Documents” shall mean all documents and instruments to be executed and delivered by Seller, CBF, Owner and/or Purchaser pursuant to the terms of this Agreement in connection with the consummation of Closing under this Agreement.

“Closing Statement” shall have the meaning set forth in Section 8.4(g).

“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

“Condominium Contracts” shall mean, collectively, the contracts and agreements, together with any amendments or modifications thereto, previously entered into by the Developer with third parties and in effect as of the Effective Date relating to the purchase or sale of certain Condominium Units and certain proposed condominium units in the proposed (but not established) Phase II of the Condominium Regime, all as listed on Schedule 2.

“Condominium Documents” shall mean, collectively, the declarations, by-laws, plats, plans, and rules and regulations, as amended from time to time, establishing the Condominium Regime, a list of which in effect as of the Effective Date is reflected on Schedule 3.

“Condominium Plats” shall mean “Plat of Condominium Subdivision for Rodgers Forge Condominiums, Phase I” recorded among the Land Records at Book No. SM 31, Pages 180-185.

“Condominium Regime” shall mean the Baltimore County, Maryland condominium known as “Rodgers Forge Condominiums.”

“Condominium Units” shall mean, collectively, the residential condominium units located within the Condominium Regime, as legally and more particularly described on Exhibit A-1 attached hereto, together with an undivided interest in the appurtenant common elements, and together with all other privileges, rights, easements and appurtenances belonging to such residential condominium units; provided, however, that the Condominium Units shall not include those residential condominium units that are subject to the Condominium Regime and which were previously released from the lien, operation and effect of the Senior Loan Documents and the CBRE RF Loan Documents and sold to third parties by the Developer. Those Condominium Units that are subject to the Condominium Contracts shall remain subject thereto to the extent the applicable Condominium Contracts are not terminated at or before Closing in accordance with the terms of this Agreement.

“Confidential Information” shall mean all documents, studies, reports, test results, brochures, offering materials, photographs, surveys, title reports and commitments, legal documents, financial information, computer output and other materials and information relating to Property and the Membership Interests, and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, any and all proposals made in connection with a potential sale of the Property or Membership Interests (including any proposals involving a price for the Property or Membership Interests), whether the same are in electronic, pictorial, written or other form, whether any of the same have been furnished by or on behalf of Seller or CBF to Purchaser or developed or otherwise obtained by or on behalf of Purchaser, but excluding any of such items to the extent the same are developed by Purchaser entirely based upon information that is within the public domain. The term “Confidential Information” shall also include this Agreement, the terms hereof and any information contained herein or otherwise provided to Purchaser concerning the identity of the beneficial owners of Seller, CBF, Owner and all of the Property Documents. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that is in the public domain other than as a result of a breach by Purchaser of its obligations under this Agreement.

“Contract Rights” shall mean, collectively, all rights, if any, of CBF and/or Owner under the Condominium Contracts or the Condominium Documents, but excluding the Excluded Items.

“County” shall mean Baltimore County, Maryland.

“Deemed to Know” (or words of similar import) shall have the following meaning: (a) Purchaser shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Closing Documents, any estoppel certificate received by or on behalf of Purchaser or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property or the Membership Interests or is otherwise actually known by Purchaser or any of the Permitted Purchaser Disclosure Parties; (b) Purchaser shall be “deemed to know” of the existence of a fact or circumstance to the extent such fact or circumstance is disclosed by the Property Documents and Purchaser would have obtained actual knowledge of such fact had Purchaser or any party comprising the Designated Purchaser Representative conducted a commercially reasonable and due inquiry as to the Property Documents or to the extent such fact or circumstance is otherwise actually known by Purchaser or any of the Permitted Purchaser Disclosure Parties; and (c) Purchaser shall be “deemed to know” that a representation or warranty of Seller is untrue, inaccurate or incorrect to the extent that this Agreement, the Property Documents, the Closing Documents, any estoppel certificate received by or on behalf of Purchaser or any studies, tests, reports or analyses prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property or Membership Interests contains information which is inconsistent with such representation or warranty and such inconsistency is otherwise actually known by Purchaser or any of the Permitted Purchaser Disclosure Parties.

“Deposit” shall have the meaning set forth in Section 3.1.

“Deposit Escrow Agreement” shall have the meaning set forth in Section 3.2.

“Designated Purchaser Representative” shall mean Steven S. Bloom.

“Designated Seller Representative” shall mean either of Ann Marie O’Rourke or Paul Martin, acting independently.

“Developer” shall mean Rodgers Forge Apartments Realty Company Limited Partnership, a Maryland limited partnership.

“Developer Rights and Obligations” shall mean, collectively, (i) the rights held by Developer pursuant to the Condominium Documents and/or under applicable law as the declarant of the Condominium Regime, including but not limited to any rights expressly reserved to be exercised by Developer with respect to the use of all or any portion of the Real Property for a sales office, and any rights to expand the Condominium Regime to include the Remaining Parcels and (ii) the obligations of Developer under the Condominium Documents and/or applicable law as the declarant of the Condominium Regime, including but not limited to with respect to purchasers of condominium units in the Condominium Regime, Tenants or former Tenants of the Real Property, or any Governmental Authorities.

“Effective Date” shall mean the date underneath the signature of Seller, CBF and Purchaser on the signature page of this Agreement; provided, however, that if such dates are different, the latest of such dates shall be the Effective Date.

“Encumbrance” shall mean any lien, security interest, pledge, debt, right of first refusal, mortgage, covenant, restriction, reservation, conditional sale, prior assignment or other Claim, burden or charge of any nature.

“Escrow Agent” shall mean the Title Company.

“Excluded Items” shall mean: (i) all cash, cash equivalents, deposits (other than deposits delivered by purchasers under Condominium Contracts that are not terminated prior to Closing or by Tenants under Leases that are not terminated prior to Closing), bank accounts, certificates of deposit, investments, notes, escrows (other than escrows funded by purchasers under Condominium Contracts that are not terminated prior to Closing or by Tenants under Leases that are not terminated prior to Closing), reserves, accounts receivable or other financial instruments and any right to a refund or other payment existing as of Closing or relating to a period prior to Closing, including all deposit amounts forfeited under Condominium Contracts under which the purchaser defaults prior to Closing; (ii) any and all Seller Protected Information; (iii) attorney work product and all other materials subject to any legal privilege in favor of Seller, CBF, Owner (but as to Owner only for the period prior to the Closing Date) or any other Seller Parties; and (iv) all documents, instruments, agreements, correspondence, memoranda, materials or work product for or relating to the Property, the Owner, CBF or Seller that have no effect on or relevance to the ownership, operation, development, construction or management of the Property or to the ownership of the Owner following the Closing Date.

“Exhibit and Schedules Completion Date” shall mean January 7, 2008.

“Existing Survey” shall mean the survey(s) of the Real Property in Seller’s possession and control, a list of which is attached as Schedule 4.

“Existing Title Materials” shall mean the title insurance commitments and title insurance policies (and copies of exceptions thereunder) in Seller’s possession and control relating to the Real Property, a list of which commitments and policies is attached as Schedule 5.

“Foreclosure Action” shall mean the action filed in the Circuit Court for Baltimore County, captioned Anne-Thérèse Béchamps and Timmy F. Ruppersberger, Substitute Trustees under Indemnity Deed of Trust for the benefit of CBRE Realty Finance TRS, LLC vs. Rodgers Forge Apartments Realty Company Limited Partnership, and bearing Case No. C-073329.

“Governmental Authority” shall mean any federal, state, County, municipal, or other governmental or quasi-governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

“Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder (“CERCLA”); (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) mold, mildew, fungus or other potentially dangerous organisms; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any Laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

“Improvements” shall mean, collectively, the buildings, structures and other improvements situated within the Remaining Parcels and any fixtures, systems and facilities owned, or to be owned as of Closing, by the Owner and located within Remaining Parcels, including, without limitation, all mechanical systems, fixtures and equipment; electrical systems, fixtures and equipment; heating and air conditioning fixtures, systems and equipment and plumbing fixtures, systems and equipment.

“Indemnity Claim Survival Period” shall have the meaning set forth in Section 10.4(c).

“Inspections” shall mean the conduct of due diligence and the inspection and examination of the Property.

“Insurance Adjuster” shall have the meaning set forth in Section 6.3.

“Intangible Property” shall mean all easements, contract rights, agreements, privileges, memberships, licenses, permits, certificates (including, without limitation, the certificates of occupancy), unexpired claims, warranties, guarantees, building names, the right that the Owner may own, if any, to use the name “Red Oak at Rodgers Forge Apartments,” copies of books and records, written authorizations, consents and approvals from Governmental Authorities, goodwill, other documents and all other general intangibles (other than cash and accounts) owned by the Owner and relating to the Condominium Units, the Remaining Parcels, the Leases, the Improvements and Personal Property, or any of them, but excluding all Excluded Items.

“Land Records” shall mean the Land Records of Baltimore County.

“Land Use Requirements” shall mean all deed restrictions, restrictive covenants, building codes, zoning restrictions and environmental Laws, and any other Law affecting the Real Property, including any existing fire, health, building, handicapped persons, environmental, sanitation, use and occupancy or zoning laws, ordinances, regulations and orders relating to the Real Property, including, but not limited to, The Fair Housing Act of 1988, The Americans With Disabilities Act, and all rules, regulations and guidelines promulgated thereunder.

“Laws” shall mean all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean the landlord and lessor interest in and to all leases, rental agreements, and other occupancy agreements, for the use or occupancy of any portion of the Improvements, together with all amendments to, modifications of, renewals and extensions of such leases, rental agreements, and other occupancy agreements, as listed on Schedule 6.

“Letter of Intent” shall mean that certain letter of intent issued to Seller by PMC Properties Group, an affiliate of Purchaser, dated November 13, 2007.

“Liens” shall mean any deeds of trust, mortgages, other security instruments or other liens, financial encumbrances or judgments of any kind or nature encumbering all or part of the Property or the Membership Interests.

“Losses” shall have the meaning set forth in Section 10.4(a).

“Material Casualty” shall have the meaning set forth in Section 6.3.

“Material Taking” shall have the meaning set forth in Section 6.4.

“Membership Interests” shall mean one hundred percent (100%) of the Membership Interests in the Owner.

“Non-Imputation Affidavit” shall have the meaning set forth in Section 4.1(c).

“Other Rights” shall mean all, if any, other rights, privileges and appurtenances owned by the Owner (or to be owned by the Owner as of Closing) and in any way related to the Real Property or the Personal Property, but excluding all Excluded Items.

“Owner” shall mean 6811 Bellona Avenue LLC, a Maryland limited liability company formed by Seller pursuant to the terms of this Agreement.

“Owner’s Organizational Documents” shall mean, collectively, the certificate of formation and the operating agreement entered into by Seller to govern the Owner, copies of which are attached as Exhibit G attached hereto.

“Permitted Exceptions” shall mean: (a) applicable zoning, subdivision, building laws, the Land Use Requirements and other land use Laws; (b) the Foreclosure Action and all matters reflected on the Existing Title Materials or the Existing Surveys; (c) the Purchaser Pro Forma Title Policy; (d) the Condominium Regime, the Condominium Documents, the Condominium Plats, the Condominium Contracts and the Leases; (e) any Seller Permitted Title Matters; (f) all matters, whether or not of record, that arise out of the actions of Purchaser or any of the Purchaser Representatives or the Purchaser Permitted Disclosure Parties; (g) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided herein; provided that, Permitted Exceptions shall expressly exclude those matters set forth in the items included in clause (b) above as to which, in accordance with Section 4.1(b): (i) Purchaser makes a written objection on or before the Title Objection Date; and (ii) Seller affirmatively elects to use commercially reasonable efforts to cure and in fact cures on or before the Closing Date; provided, further, that, notwithstanding the foregoing or anything else set forth in this Agreement to the contrary, no Liens of any kind or nature, other than pursuant to clause (f) or (g) immediately above, shall be deemed to be Permitted Exceptions under this Agreement.

“Permitted Purchaser Disclosure Parties” shall have the meaning set forth in Section 5.2.

“Person” shall mean any individual, estate, trust, general or limited partnership, limited liability company, limited liability partnership, corporation, Governmental Authority or other legal entity and any unincorporated association.

“Personal Property” shall mean all, if any, furniture, carpets, drapes and other furnishings, appliances, maintenance equipment and tools, other equipment, fixtures, machinery, inventories, supplies, signs and other personal property of every kind or character owned by the Owner (or to be owned by the Owner as of Closing) and installed, located or situated on or used in connection with the operation of the Condominium Units and/or the Improvements, subject to depletions, replacements and additions in the ordinary course of business, including all right, title and interest, if any, in and to the motor vehicle listed on Schedule 7, a list of which Personal Property is attached hereto as Schedule 7, but excluding all (i) Excluded Items and (ii) all items owned by Tenants or by contractors under Service Contracts.

“Property” shall mean, collectively, the Owner’s right, title and interest in and to the Real Property, the Personal Property, the Contract Rights, the Leases, the Property Records, the Intangible Property, and the Other Rights; provided, however, in no event shall “Property” include (i) the Developer Rights and Obligations or (ii) any assets other than those to be conveyed to the Owner by the trustee in the Foreclosure Action or created by the Owner thereafter and prior to Closing, excluding the Excluded Items.

“Property Documents” shall have the meaning set forth in Section 5.2(d).

“Property Records” shall mean, collectively, the records in effect as of Closing and affecting the Owner, but excluding all Excluded Items, and the records owned or to be owned by the Owner currently in effect and affecting the Real Property, the Personal Property, the Contracts Rights, the Leases, the Intangible Property and the Other Rights, but excluding all Excluded Items.

“Protected Information” shall mean any one or more of the following: any internal valuation records, all internal communications, including internal projections and internal memoranda or materials, internal analyses (including any of the analyses by the Owner, CBF or Seller or any other Seller Parties), submissions relating to obtaining internal approvals and information protected by the attorney-client privilege or work product doctrine.

“Purchase Price” shall mean the purchase price for the Membership Interests as specified in Section 2.2.

“Purchaser” shall have the meaning set forth in the preamble and shall include any assignee of Purchaser if and to the extent expressly permitted pursuant to the terms of this Agreement.

“Purchaser Parties” shall mean, collectively, Purchaser, and its direct and indirect owners, principals, members, shareholders, managers, officers, directors, agents, affiliates, trustees, advisors, and employees (if any).

“Purchaser Indemnitees” shall have the meaning set forth in Section 10.4(a).

“Purchaser Pro Forma Title Policy” shall mean the commitment for a title insurance policy or policies or the pro forma title policy or policies (including the endorsements attached thereto) prepared by the Title Company at the request of Purchaser and attached to this Agreement as Exhibit J.

“Purchaser Representations” shall mean the representations and warranties of Purchaser expressly set forth in Section 7.1, as such representations and warranties may be modified or deemed modified or waived pursuant to the terms of this Agreement.

“Purchaser Representatives” shall mean Purchaser, any direct or indirect owner of any beneficial interest in Purchaser, and any officers, directors, managers, employees, agents, contractors, affiliates, representatives, attorneys and other professional consultants of Purchaser or of any such direct or indirect owner of any beneficial interest in Purchaser.

“Purchaser Title Objections” shall have the meaning set forth in Section 4.1(b).

“Real Property” shall mean, collectively, the Condominium Units, the Remaining Parcels and the Improvements.

“Remaining Parcels” shall mean, collectively, those parcels of land described in the Condominium Documents as being subject to the Developer’s right to expand the Condominium Regime beyond the Condominium Regime as initially established, as more particularly described in Exhibit A-2.

“Rental Payments” shall mean all payments received by or on the behalf of CBF or Seller from Tenants or with respect to the Leases or for any other use or occupancy of the Improvements for items such as minimum or base rent, additional rent, termination or cancellation charges, reimbursement for real estate taxes, utilities, operating and maintenance expenses and insurance, as well as any other reimbursements or charges received under the Leases.

“Required Consents and Waivers” shall mean certain consents and waivers that the Owner and/or Seller are required to obtain in connection with the transaction contemplated by this Agreement as listed on Schedule 8.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnitees” shall have the meaning set forth in Section 10.5.

“Seller Parties” shall mean, collectively, Seller, Owner, CBF and their respective direct and indirect owners, principals, members, shareholders, managers, officers, directors, agents, affiliates, trustees, advisors, and employees (if any).

“Seller Permitted Title Matters” shall mean, collectively, those matters affecting title to the Property entered into, created by, consented to or permitted by Seller, Owner and/or CBF after the Effective Date for or in connection with Seller’s compliance with, or satisfaction of the obligations of Seller and/or CBF under, this Agreement.

“Seller Representations” shall mean the representations and warranties of Seller expressly set forth in Section 7.2, as such representations and warranties may be modified or deemed modified or waived pursuant to the terms of this Agreement.

“Seller’s Title Election Period” shall have the meaning set forth in Section 4.1(b).

“Seller’s Title Notice” shall have the meaning set forth in Section 4.1(b).

“Seller Undertakings” shall have the meaning set forth in Section 7.1(b).

“Seller’s Broker” shall mean CB Richard Ellis.

“Senior Lender” shall mean AmTrust Bank (formerly known as Ohio Savings Bank), a federal savings bank, or its successors or assigns as holder of and beneficiary under the Senior Loan Documents.

“Senior Loan” shall mean, collectively, (i) that certain loan in the original principal amount of up to Thirty-Four Million Dollars ($34,000,000) and (ii) that certain revolving loan in the principal amount, from time to time, of up to Six Million Dollars ($6,000,000), each as advanced by the Senior Lender to Triton Rodgers Forge, LLC and guaranteed by Developer.

“Senior Loan Documents” shall mean, collectively, the documents evidencing and securing the Senior Loan, including the guarantee(s) thereof by Developer.

“Service Contracts” shall mean all service, maintenance, and other contracts respecting leasing, management, maintenance, or operation of the Real Property (other than (i) the Leases and (ii) service, maintenance, and other contracts respecting management, maintenance, or operation of the Condominium Regime entered into by or on behalf of the council of unit owners).

“Study Period” shall mean the period commencing on November 19, 2007 (pursuant to the Access Agreement) and expiring on January 7, 2008.

“Surviving Obligations” shall mean the obligations of Purchaser or Seller, as applicable (i) under this Agreement that, by their express terms, survive a termination of this Agreement (but subject to any limitations on the duration of such survival as may be set forth in this Agreement), and (ii) should Closing occur, the obligations of Purchaser or Seller, as applicable (A) that, by their express terms, survive Closing under this Agreement (but subject to any limitations on the duration of such survival as may be set forth in this Agreement); and (B) that are set forth in any Closing Document executed by such party (but subject to any limitations on the duration of such survival as may be set forth in such Closing Document).

“Tenant” shall mean a tenant under a Lease; collectively, all tenants under the Leases are referred to as the “Tenants”.

“Title Company” shall mean Land Services USA, Inc., as agent for Fidelity National Title Insurance Company.

“Title Objection Date” shall mean January 7, 2008.

“Title Objection Notice” shall have the meaning set forth in Section 4.1(b).

“Transfer Taxes” shall have the meaning set forth in Section 8.4(h).

“USA Patriot Act” shall have the meaning set forth in Section 7.1(h).

“Utility Deposits” shall mean all deposits made by or on behalf of CBF or Owner with the Persons providing water, sewer, gas, electricity, telephone and other utilities to the Real Property, as listed on Schedule 9.

“Voluntary Liens” shall mean any liens securing the Senior Loan and any other Liens voluntarily granted, assumed or consented to by the Owner or any other person or entity related to or affiliated with Seller or the Owner (or their respective principals or affiliates) and encumbering all or any part of the Property or the Membership Interests, or that are in the nature of mechanics’ or materialmen’s liens that arise from or are the result of actions taken by or omissions of Seller or the Owner.

ARTICLE 2

Agreement; Purchase Price

Section 2.1. Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell the Membership Interests to Purchaser, and Purchaser agrees to purchase the Membership Interests from Seller.

Section 2.2. Purchase Price. The Purchase Price for the Membership Interests shall be Forty-Five Million and No/100 Dollars ($45,000,000.00). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.

ARTICLE 3

Deposit

Section 3.1. Deposit. On or before 5:00 p.m. (Eastern time) on January 7, 2008, Purchaser shall deposit One Million and No/100 Dollars ($1,000,000.00) with Escrow Agent by wire transfer of immediately available funds (the “Deposit”), and Escrow Agent shall acknowledge to Purchaser and Seller in writing receipt of the Deposit.

Section 3.2. Deposit Generally. The Deposit shall be held in an escrow account pursuant to an escrow agreement in the form attached hereto as Exhibit C (the “Deposit Escrow Agreement”). The Deposit shall be paid to Seller and applied to the Purchase Price if the Closing occurs. If the Closing does not occur by the Closing Date, the Deposit shall be disbursed as provided in this Agreement and the Deposit Escrow Agreement. The Deposit is nonrefundable except as otherwise expressly set forth in this Agreement.

ARTICLE 4

Title and Survey; Exhibits

Section 4.1. Title and Survey.

(a) Prior to the Effective Date, Seller has delivered copies of the Existing Title Materials and Existing Survey to Purchaser. Purchaser has obtained the Purchaser Pro Forma Title Policy.

(b) Purchaser shall have until 5:00 p.m. (East Coast Time) on the Title Objection Date to give Seller a written notice (the “Title Objection Notice”) that sets forth in reasonable detail any objections that Purchaser has to title or survey matters affecting the Property (the “Purchaser Title Objections”); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, (i) Purchaser shall have no right to object to any of the matters set forth within subsections (a) or (e) through (g) of the definition of Permitted Exceptions and (ii) Purchaser shall have no obligation to object to any Liens, all of which Liens shall be deemed, for purposes of this Section 4.1(b), to be objectionable to Purchaser. Each of the Purchaser Title Objections (i) must be in writing, (ii) must be addressed to Seller, (iii) must reasonably describe the objectionable title or survey matter and why Purchaser is objecting to it, (iv) must be accompanied by a complete copy of the Purchaser’s supplemental or replacement title reports or surveys and/or updates to the Existing Title Materials and/or the Existing Survey and a copy of the instrument or document to which Purchaser is objecting or a detailed statement regarding the exception, and (v) must contain a description of what action Purchaser desires Seller to take in order to resolve the applicable Purchaser Title Objection in a manner acceptable to Purchaser. Seller shall have until 5:00 p.m. (East Coast Time) on January 7, 2008 (“Seller’s Title Election Period”) to give Purchaser notice as to whether Seller elects, in its sole discretion, to use commercially reasonable efforts to cure the Purchaser Title Objections by the Closing Date (“Seller’s Title Notice”). If Seller fails to provide the Seller’s Title Notice to Purchaser prior to the end of Seller’s Title Election Period, Seller shall be deemed to have elected not to attempt to cure any of the Purchaser Title Objections. If Seller elects or is deemed to have elected not to attempt to cure any one or more of the Purchaser Title Objections, Purchaser shall have until 5:00 p.m. (East Coast Time) on January 7, 2008 to terminate this Agreement by written notice to Seller, in which event, the Deposit shall be refunded to Purchaser and, except for the applicable Surviving Obligations, Purchaser and Seller shall have no further obligations or liabilities under this Agreement. If Purchaser does not so terminate this Agreement, the Purchaser Title Objections that Seller elected or was deemed to elect not to cure shall be Permitted Exceptions. If Seller elects to use commercially reasonable efforts to cure any one or more of the Purchaser Title Objections, Seller shall use commercially reasonable efforts until the Closing Date to attempt to complete such cure, but shall have no liability to Purchaser if Seller is unable to complete such cure, in which event Purchaser shall have the right to terminate this Agreement, and the Deposit shall be refunded to Purchaser and, except for the applicable Surviving Obligations, Purchaser and Seller shall have no further obligations or liabilities under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if any matter as to which Purchaser issues a Title Objection Notice was caused by Seller after the effective date of Purchaser’s Pro Forma Title Policy (i.e., December 3, 2007), and if Seller fails to cure same and, solely as a result thereof, Purchaser elects to terminate this Agreement, Seller shall reimburse Purchaser for costs and expenses pursuant to Section 10.3 of this Agreement.

(c) At Closing, title to the Property shall be in the condition set forth in Section 6.1(a)(iii)(1). Notwithstanding anything to the contrary set forth in this Agreement, as a condition precedent to Purchaser’s obligations to proceed to Closing hereunder, (i) the entire Property shall be conveyed to the Owner, and all of the Membership Interests shall be held by Seller free and clear of all Liens; (ii) on or before the Closing Date, Seller shall, at its sole cost and expense, satisfy and cause to be released of record from the Membership Interests and the Property all Liens; provided that, except for Voluntary Liens (as to which no limit on Seller’s obligations shall apply), Seller shall not be required to expend more than a total of Ten Thousand and No/100 Dollars ($10,000.00) to cause the same to be satisfied and released of record; (iii) the Senior Loan Documents and any other Voluntary Liens may be satisfied at Closing by Seller out of the Purchase Price. At Closing, Seller will cause Owner to execute and deliver an Owner’s Affidavit substantially in the form attached hereto as Exhibit D (the “Owner’s Affidavit”) and Seller will execute and deliver a Non-Imputation Affidavit substantially in the form attached hereto as Exhibit E (the “Non-Imputation Affidavit”). If on the Closing Date, there shall exist Liens encumbering the Membership Interests or the Property that do not constitute Voluntary Liens, Seller shall have the right, exercisable by written notice to Purchaser, to extend the Closing Date for a reasonable period of time, not to exceed sixty (60) days, to permit Seller to satisfy such Liens, subject to and upon the terms of this Section 4.1(c).

        (d) Purchaser has requested that certain endorsements be issued with respect to the Purchaser’s owner’s title insurance policy(ies) as shown on Purchaser’s Pro Forma Title Policy. Such endorsements shall be at no cost to, and shall impose no additional liability on, Seller, other than the deliveries required of Seller at Closing pursuant to Section 8.2(c).

Section 4.2. Exhibits and Schedules. Seller, CBF and Purchaser (a) acknowledge that all of the Exhibits and Schedules to this Agreement have not been finalized as of the Effective Date; and (b) Seller, CBF and Purchaser shall reasonably cooperate with each other to complete the Exhibits and Schedules to this Agreement as soon as reasonably practicable after the Effective Date, but no later than the Exhibits and Schedules Completion Date; and (c) if Seller and Purchaser have not been able to complete the Exhibits and Schedules to this Agreement on or before the Exhibits and Schedules Completion Date, then either Seller or Purchaser shall have the right exercisable by written notice to the other party hereto given by 5:00 p.m. (Eastern Time) on the Exhibits and Schedules Completion Date to terminate this Agreement, in which event the Deposit shall be refunded to Purchaser and, except for the applicable Surviving Obligations, Purchaser and Seller shall have no further obligations or liabilities under this Agreement.

ARTICLE 5

Study Period; Inspection

Section 5.1. Study Period. Purchaser may terminate this Agreement for any reason or for no reason, in its sole and absolute discretion, during the Study Period by providing Seller with written notice of termination by no later than 5:00 p.m. (East Coast Time) on the final day of the Study Period, If Purchaser terminates this Agreement during the Study Period the Deposit shall be refunded to Purchaser and, except for the applicable Surviving Obligations, Purchaser and Seller shall have no further obligations or liabilities under this Agreement.

Section 5.2. Access Purchaser, CBF and Seller previously entered into that certain Access Indemnification and Confidentiality Agreement, dated November 30, 2007 but effective as among the parties thereto on November 19, 2007, a copy of which is attached hereto as Exhibit F (the “Access Agreement”). Each of the Letter of Intent and the Access Agreement is hereby terminated and the terms and provisions of this Section 5.2 and all other applicable provisions of this Agreement shall govern Purchaser’s rights to access the Property and to conduct its Inspections and the Owner and Purchaser’s associated obligations and liabilities; provided that, nothing set forth in this Agreement shall be deemed to relieve Purchaser, any of the Purchaser Representatives or any of the Purchaser’s principals, officers, directors, agents, contractors, affiliates, employees, professional consultants, legal, accounting and professional advisors, investors and prospective investors, and lender’s and prospective lenders, clients or other persons deemed reasonably necessary by Purchaser in order for Purchaser to fully evaluate the Property, the Membership Interests and the prospects for Purchaser’s ownership, operation and investment in the Property and the Membership Interests (collectively, the “Permitted Purchaser Disclosure Parties”), from any liabilities or obligations under the Access Agreement that pursuant to the terms thereof survive the termination of the Access Agreement.

(b) During the period from the Effective Date and through the earlier of termination of this Agreement or Closing, Purchaser, personally or through the Purchaser Representatives, shall continue to be entitled, upon twenty-four hours prior notice to Seller (which notice, notwithstanding anything to the contrary in this Agreement, may be given via telephone or email), to enter upon the Real Property during regular business hours for the purpose of conducting such Inspections as Purchaser may reasonably require and which are reasonably approved by Seller; provided that Seller shall have the opportunity to have one of its representatives accompany the Purchaser or Purchaser Representatives at all times that they are on the Real Property. Any and all such Inspections shall be done at Purchaser’s sole cost and expense. All such Inspections shall not damage the Real Property in any respect, shall not be invasive in any respect (including, without limitation, soil borings, test pits, groundwater testing, or Phase II or Phase III environmental testing), and shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Prior to conducting any Phase I or other environmental testing of the Real Property, Purchaser shall obtain Seller’s prior approval of (i) Purchaser’s environmental consultant and (ii) the nature, method, date and location of the proposed testing. Following each such entry by the Purchaser or Purchaser Representatives with respect to the Inspections, the Purchaser shall promptly restore, or cause to be restored, the Real Property to its original condition as existed prior to any such Inspections, reasonable wear and tear excepted. Purchaser shall keep the Real Property free and clear of any and all liens or claims resulting from the conduct or exercise by the Purchaser or Purchaser Representatives of the inspection rights herein granted. Purchaser acknowledges that the rights granted by Seller and CBF hereunder are subject to (i) any limitations resulting from the fact that

CBF is the contract purchaser of the Real Property, not the fee simple owner of the Real Property, (ii) the rights of owners of condominium units that are excluded from the Real Property, (iii) the rights of contract purchasers under the Condominium Contracts, and (iv) the rights of Tenants under Leases.

(c) Seller and CBF shall reasonably cooperate with Purchaser in its Inspections, but shall not be obligated to incur any liability or expense in connection therewith.

(d) Purchaser acknowledges that prior to the Effective Date and continuing until Closing or the sooner termination of this Agreement, Seller has made and will make available to Purchaser and Purchaser acknowledges the availability for examination, copying or downloading (at Seller’s office, at Seller’s Broker’s extranet at http://www.cbrewashingtonbaltimoremhgfiles.com/login.asp or at the Property), of the Property Records and other applicable documents and information currently in effect and affecting the Property, expressly excluding any Protected Information (collectively, the “Property Documents”), but only to the extent the Property Records are in Seller’s possession or control and do not constitute Excluded Items. Seller shall endeavor to keep Purchaser reasonably informed about Property Documents that are added from time to time to Seller’s extranet. As used herein, the term “Property Documents” shall be deemed to include all of the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties actually deliver or make available electronically or otherwise to any the Purchaser Representatives or Permitted Purchaser Disclosure Parties prior to the Closing or which are otherwise obtained by any Purchaser Representatives or Permitted Purchaser Disclosure Parties prior to the Closing. The Property Documents may be examined at Seller’s offices at reasonable times during normal business hours upon prior reasonable notice to Seller. Purchaser acknowledges that (i) it is relying solely on its own independent investigation of the Property and not on any information provided or to be provided by Seller, CBF or their respective agents or contractors, (ii) all reports and other information provided to Purchaser with respect to the Property are for informational purposes only and shall not be construed as a representation or warranty on the part of Seller, CBF or any other person regarding the Property, and (iii) CBF is the contract purchaser of the Property pursuant to the Foreclosure Action and accordingly neither Seller nor CBF makes any representation or warranty (express or implied, oral or written) or provides any assurances regarding the accuracy, completeness, or reliability of any documents, agreements, and other information.

(e) Purchaser shall indemnify, hold harmless and defend Seller, and the other Seller Parties from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees actually incurred and expenses and court costs) of whatsoever nature that may be incurred by Seller and the other Seller Parties, or any of them, and arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property whatsoever, or any liens or claims thereof filed against the Property, where any such personal injury, death, loss, destruction, damage, lien or claim thereof results in whole or in part from the acts or omissions of the Purchaser or the Purchaser Representatives or any of them, provided that no part of the claim results from the negligence of Seller or CBF. In so defending Seller and the other Seller Parties and each of them, Purchaser shall provide counsel that is reasonably acceptable to such persons. The foregoing indemnification obligation of Purchaser shall survive the Closing or termination of this Agreement for a period of twelve (12) months and shall not be merged into any Closing Documents. Purchaser, for itself and on behalf of all of the other Purchaser Representatives, hereby waives and releases Seller, CBF, the Owner and each of the other Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Real Property by Purchaser or the Purchaser Representatives.

(f) Purchaser shall maintain, and shall cause all Purchaser Representatives to maintain, adequate and appropriate insurance to cover risks of the type described in Section 5.2(e) above, and before undertaking the Inspections, if requested by Seller, Purchaser will deliver to Seller written evidence establishing to Seller’s reasonable satisfaction that such adequate and appropriate insurance is being maintained. Before undertaking the Inspections, Purchaser shall name Seller and CBF as additional insureds under the insurance policies to be maintained in accordance with this Section 5.2(f).

(g) Seller, CBF and Purchaser acknowledge and agree that no property interest is created in favor of Purchaser by the execution of this Agreement, nor shall any right granted herein ripen into an easement or other property interest by the expenditure of money by, or through the efforts of, Purchaser, or otherwise.

(h) The existence and contents of this Agreement, the negotiations of the parties with respect to the possible sale and purchase of the Membership Interests and any matters disclosed by any Inspections undertaken by Purchaser with respect to the Property and all other Confidential Information shall be kept confidential and shall not be disclosed to any third parties without the consent of the parties hereto, except for (i) any disclosure that may be required by law to be made to any applicable Governmental Authorities (provided, however, that if Purchaser believes it is required under applicable law to disclose any information regarding the environmental condition of the Property to any Governmental Authorities Purchaser shall first notify Seller and CBF in writing of the basis on which Purchaser holds such belief and provide Seller and CBF the opportunity to make such disclosure directly) and (ii) any disclosure required to enforce the rights of a party to this Agreement in an action at law or in equity. No advertisement or other publicity concerning this transaction shall be made or disseminated by either party at any time without the review and approval of both parties hereto. Both parties recognize the need to disclose aspects of this transaction to their respective accountants, attorneys and other consultants and such disclosure is hereby approved, subject to the terms of this Section 5.2(h). Neither party is responsible for the actions of third parties as to the disclosure of Confidential Information, but each party agrees to inform their accountants, attorneys and other consultants of the confidentiality of this transaction and all such other information and, upon request of the other, agrees to use reasonable efforts to obtain confidentiality agreements from such third parties. This Section 5.2(h) shall survive the termination of this Agreement or Closing for a period of twelve (12) months.

(i) If this Agreement is terminated, then, to help maintain the confidentiality referred to above, Purchaser shall promptly send to Seller all copies of all Confidential Information provided by or on behalf of Seller or CBF to Purchaser hereunder and pursuant to the Access Agreement and/or the Letter of Intent (and by Purchaser to other parties as permitted hereunder). The obligations of Purchaser under this Section 5.2(i) shall survive the revocation or termination of this Agreement.

(j) Purchaser shall provide copies of any correspondence sent to or received from any Governmental Authorities, within two (2) Business Days after receipt or dispatch, as the case may be. Purchaser shall not have the right to make any commitments to any Persons, including any Governmental Authorities, that are in any way binding on the Owner, Seller or the Property.

ARTICLE 6

Conditions Precedent; Casualty Damage; Condemnation

Section 6.1. Conditions Precedent Favoring Purchaser.

(a) Purchaser’s obligation to purchase the Membership Interests is subject to the timely fulfillment of the conditions set forth in this Section 6.1(a) on or before the Closing Date. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller. If Purchaser proceeds with Closing, it will be deemed to have waived any such condition not satisfied prior to or contemporaneously with Closing.

(i) Seller, CBF or the Owner, as the case may be, shall have performed and complied in all material respects with all of the terms and covenants of this Agreement to be performed and complied with by Seller, CBF or the Owner prior to or at the Closing; provided that this condition shall not be deemed to have failed where such failure would not materially and adversely affect Purchaser, in Purchaser’s reasonable judgment, if Seller, CBF and the Owner are otherwise ready, willing and able to proceed to closing in conformity with the terms and conditions of this Agreement and at Closing, Seller indemnifies, agrees to defend and hold harmless Purchaser and the other Purchaser Indemnitees from and against all Losses that Purchaser may suffer as a result of such failure of this condition precedent to be satisfied at Closing pursuant to a written instrument in form and substance reasonably satisfactory to Purchaser;

(ii) Subject to Section 7.4(a), on the Closing Date, the Seller Representations shall be true and complete in all material respects, subject to (1) changes that: (x) are caused by the acts or omissions of Purchaser, any other Purchaser Parties or Purchaser’s agents or contractors; or (y) are a result of compliance by Seller, CBF or the Owner with the terms of this Agreement; and (2) casualty or condemnation (which shall be governed by Sections 6.3 and 6.4, respectively);

(iii) On the Closing Date, (1) title to the Property shall be subject only to the Permitted Exceptions and the Title Company shall be irrevocably committed to issue an owner’s policy(ies) of title insurance to Purchaser substantially in the form of the Purchaser’s Pro Forma Policy attached hereto (which Purchaser’s Pro Forma Policy shall reflect the Permitted Exceptions), and (2) the Membership Interests shall be assigned to Purchaser free and clear of all Liens, Claims and Encumbrances, other than the Permitted Exceptions; provided that, if on the Closing Date, this condition is not satisfied, Seller shall, by written notice to Purchaser, extend the Closing Date hereunder for a reasonable period of time, not to exceed forty-five (45) calendar days in order to cause this condition to be satisfied or otherwise resolved in a manner that is approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.

(iv) No petition shall have been filed (and not been dismissed) under the Federal Bankruptcy Code or any similar state or federal law (i) by or against Seller, CBF or the Owner or (ii) by or against Developer if such petition would affect the ability of Seller, CBF or the Owner to consummate the transaction set forth in this Agreement.

(v) The following conditions precedent shall be satisfied with respect to the Owner and associated matters:

(A)	Seller shall have caused the Owner to be formed pursuant to the Owner’s Organizational Documents and shall have caused 100% of the Membership Interests in the Owner to be issued to Seller;

(B)	Seller and CBF shall have caused the Owner to be substituted for CBF as the purchaser in the Foreclosure Action and Seller shall have caused the Property to be conveyed to the Owner pursuant to the Foreclosure Action;

(C)	The assets of the Owner at Closing shall consist solely of the Property, subject to changes in the Owner’s assets relating to or in connection with the performance of the obligations of Seller, the Owner and/or CBF under this Agreement.

(vi) Seller shall have obtained the Required Consents and Waivers; provided that, if on the Closing Date, this condition is not satisfied, Seller shall, by written notice to Purchaser, extend the Closing Date hereunder for a reasonable period of time, not to exceed forty-five (45) calendar days in order to cause this condition to be satisfied or otherwise resolved in a manner that is approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) If any one or more of the conditions set forth in Section 6.1(a) above are not satisfied as of the date specified for Closing hereunder (subject to Seller’s obligation to extend the Closing Date, as provided in Section 6.1(a) above), then Purchaser shall have the option, in its sole discretion, exercised by written notice to Seller, either (i) to waive such condition and make full Closing under this Agreement in accordance with the terms and conditions hereof, without any reduction or adjustment in the Purchase

Price, except as specifically provided herein; or (ii) to terminate this Agreement, in which event the entire Deposit shall be refunded to Purchaser and Seller, CBF and Purchaser shall be thereupon released from all further liability or obligation under this Agreement, except for the applicable Surviving Obligations. Purchaser’s election under clauses (i) or (ii) of this Section 6.1(b) shall be Purchaser’s sole rights in the event any conditions to Closing are unable to be satisfied unless (i) the satisfaction of any such condition is solely within the commercially reasonable control of Seller and Seller elects not to satisfy such condition or (ii) the failure of such condition to be satisfied was caused by a breach of this Agreement by Seller, in which events the provisions of Section 10.3 of this Agreement shall also apply.

(c) Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (ii) modification of any existing Land Use Requirements or other land use restriction, or (iii) consents to assignments of any agreements or items which Purchaser requests, or (iv) endorsements to any title policy to be obtained by Purchaser other than as specified in Section 4.1(c), or (v) financing for acquisition of the Membership Interests.

Section 6.2. Conditions Precedent Favoring Seller and CBF.

(a) Seller’s and CBF’s obligations to proceed to Closing under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.2(a) on or before the Closing Date. Each condition may be waived in whole or part only by written notice of such waiver from Seller and CBF to Purchaser. If Seller and CBF proceed with Closing, they will be deemed to have waived any such condition not satisfied prior to or contemporaneously with Closing.

(i) Purchaser shall have performed and complied in all material respects with all of the terms and covenants of this Agreement to be performed and complied with by Purchaser prior to or at the Closing; provided that this condition shall not be deemed to have failed where such failure would not materially and adversely affect Seller, in Seller’s reasonable judgment, if Purchaser is otherwise ready, willing and able to proceed to closing in conformity with the terms and conditions of this Agreement and at Closing, Purchaser indemnifies, agrees to defend and hold harmless Seller and CBF and the other Seller Indemnitees from and against all Losses that Seller may suffer as a result of such failure of this condition precedent to be satisfied at Closing pursuant to a written instrument in form and substance reasonably satisfactory to Seller;

(ii) On the Closing Date, the representations of Purchaser set forth in Section 7.1 shall be true and complete in all material respects subject to changes that are caused by the acts or omissions of Seller, CBF or any other Seller Parties;

(iii) No petition shall have been filed (and not been dismissed) under the Federal Bankruptcy Code or any similar state or federal law (i) by or against Purchaser or (ii) by or against Developer if such petition would affect the ability of Seller, CBF or the Owner to consummate the transaction set forth in this Agreement; and

(iv) Seller shall have obtained all of the Required Consents and Waivers; provided that, if on the Closing Date, this condition is not satisfied, Seller shall, by written notice to Purchaser, extend the Closing Date hereunder for a reasonable period of time, not to exceed forty-five (45) calendar days in order to cause this condition to be satisfied or otherwise resolved in a manner that is approved by Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) If any one or more of the conditions set forth in Section 6.2(a) above are not satisfied as of the date specified for Closing hereunder (subject to Seller’s obligation to extend the Closing Date, as provided in Section 6.2(a) above), then Seller and CBF shall have the option, in their sole discretion, exercised by written notice to Purchaser, either (i) to waive such condition and make full Closing under this Agreement in accordance with the terms and conditions hereof; or (ii) to terminate this Agreement, in which event, the entire Deposit shall be returned to Purchaser and Seller, CBF and Purchaser shall be thereupon released from all further liability or obligation under this Agreement, except for the applicable Surviving Obligations, Seller’s and CBF’s election under clauses (i) or (ii) of this Section 6.2(b) shall be Seller’s and CBF’s sole rights in the event any conditions to Closing are unable to be satisfied unless (i) the satisfaction of any such condition is solely within the commercially reasonable control of Purchaser and Purchaser elects not to satisfy such condition or (ii) the failure of such condition to be satisfied was caused by a breach of this Agreement by Purchaser, in which events the provisions of Section 10.2 of this Agreement shall also apply.

Section 6.3. Risk of Loss. If, after the Effective Date, all or a portion of the Improvements should be damaged or destroyed by fire or other casualty prior to Closing, Seller shall promptly notify Purchaser in writing. If the reasonable estimate of the cost to repair the same would, in the reasonable opinion of an independent and qualified insurance adjustment firm selected by Seller and reasonably approved by Purchaser (the “Insurance Adjuster”), exceed five percent (5%) of the Purchase Price (any such casualty, a “Material Casualty”), Purchaser may, at Purchaser’s sole option, elect either:

(a) to terminate this Agreement by written notice to Seller given within ten (10) calendar days after Purchaser receives written notice of the occurrence of such Material Casualty from Seller, in which event the entire Deposit shall be refunded to Purchaser and Seller, CBF and Purchaser shall be thereupon released from all further liability or obligation under this Agreement, except for the applicable Surviving Obligations; or

(b) to close the transaction contemplated by this Agreement.

In the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and Purchaser elects to proceed pursuant to subpart (b) above, (i) Purchaser shall purchase the Membership Interests in accordance with the terms hereof (without reduction in the Purchase Price other than a credit for any applicable deductible in CBF’s or the Owner’s insurance policies) and (ii) at Closing, the Owner shall continue to own (or CBF shall assign to the Owner at or prior to Closing) all insurance proceeds payable to the Owner on account of such damage (net of reasonable third party out-of-pocket collection costs and costs of repair of the Property reasonably incurred by the Seller, CBF or Owner not then reimbursed), and any rights to receive same. With respect to any Material Casualty, if Purchaser fails to timely provide a notice under either subpart (a) above or subpart (b) above, Purchaser shall be deemed to have elected to terminate this Agreement under subpart (a) above. If the Closing Date is within the aforesaid ten-day period, then the Closing shall be extended to the next Business Day following the end of said ten-day period. Seller and Purchaser shall mutually agree upon communications with the Insurance Adjuster and shall jointly participate in the discussions and negotiations with the applicable insurance companies concerning any casualty affecting all or any portion of the Property. Seller shall reasonably cooperate with Purchaser (at no cost, expense or liability to Seller) in connection with the collection of the proceeds by the Owner under such insurance policies or the adjustment and/or settlement of any claims thereunder, after the Closing. Purchaser and Seller each agree to provide the other with copies of any material correspondence or other materials delivered to or by the Insurance Adjuster. The provisions of this Section 6.3 shall survive the Closing and shall not be merged into any Closing Documents.

Section 6.4. Condemnation. If, after the Effective Date, all or a material portion of the Real Property should be condemned by right of eminent domain prior to the Closing, Seller shall promptly notify Purchaser in writing. If Seller’s reasonable estimate of the loss of value of the remaining Real Property exceeds five percent (5%) of the Purchase Price (any such event, a “Material Taking”), Purchaser may, at Purchaser’s sole option, elect either:

(a) to terminate this Agreement by written notice to Seller given within ten (10) calendar days after Purchaser receives written notice of the occurrence of such Material Taking from Seller, in which event, the entire Deposit shall be returned to Purchaser and Seller, CBF and Purchaser shall be thereupon released from all further liability or obligation under this Agreement, except for the applicable Surviving Obligations; or

(b) to close the transaction contemplated by this Agreement.

In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and Purchaser elects to proceed under subpart (b) above Purchaser shall purchase the Membership Interests in accordance with the terms hereof (without reduction in the Purchase Price) and at Closing, the Owner shall own (or CBF shall assign to Owner before Closing) all condemnation awards and proceeds payable as a result of such condemnation (net of reasonable third party out-of-pocket collection costs and costs of repair of the Property reasonably incurred by Seller, CBF or the Owner) and any rights to receive the same. With respect to any Material Taking, if Purchaser fails to timely provide the termination notice specified in subpart (a) above, Purchaser shall be deemed to have elected to proceed with Closing under subpart (b) above. If the Closing Date is within the aforesaid ten-day period, then the Closing shall be extended to the next Business Day following the end of said ten-day period. Notwithstanding the foregoing provisions to the contrary, (A) Seller shall not consent or permit CBF to consent to any taking or agree to any condemnation award with respect to the Property without the prior written consent of Purchaser; (B) prior to Closing, Seller shall provide Purchaser with an opportunity to participate with Seller in any negotiations relating to a taking affecting any portion of the Property or any condemnation award to be made in connection therewith; and (C) Seller shall reasonably cooperate with Purchaser after Closing (at no cost, expense or liability to Seller) in prosecuting any claim for a condemnation award arising prior to Closing. The provisions of this Section 6.4 shall survive the Closing and shall not be merged into any Closing Documents.

Section 6.5. Activities Prior to Closing; Seller, CBF, Owner and Purchaser Covenants. From and after the Effective Date and ending on the earlier of the Closing or the sooner termination of this Agreement, Seller, CBF, the Owner and Purchaser, as applicable, shall comply with the following terms and provisions:

(a) CBF, Seller, and/or the Owner may (i) perform marketing or leasing activities with respect to the Property, and (ii) enter into any leases or commitments to lease with respect to any portion of the Property on forms of apartment leases and on economic terms consistent with the leasing of such apartments prior to the Effective Date; provided, however, none of CBF, Seller, or the Owner may market any of the Condominium Units for sale.

(b) Except as otherwise may be necessary to comply with the terms of this Agreement or with Laws as they relate to the Property or to address any imminent life/safety concerns of Seller as related to the Property (in which event, Seller shall promptly provide Purchaser with written notice of any such contracts and true, correct and complete copies thereof), neither Seller, CBF nor the Owner shall enter into any Service Contracts for or affecting the Property or modifications, renewals or terminations of any existing Service Contracts for or affecting the Property that would be binding on the Owner or the Property after Closing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser’s consent shall not be required with respect to any Service Contract entered into in the current ordinary course of business of CBF that can be terminated without payment or penalty on not more than thirty (30) calendar days prior written notice and, provided further that Purchaser is given prompt written notice of any such Service Contracts and true and complete copies thereof. If Purchaser does not notify Seller in writing of its consent or disapproval within three (3) Business Days after written notice thereof from Seller, Purchaser shall be deemed to have disapproved such requested action. If Purchaser disapproves any such request, then Purchaser’s written notice shall specify the reasons of such disapproval.

(c) Except as otherwise may be necessary to comply with the terms of this Agreement or with Laws as they relate to the Property or to address any imminent life/safety concerns of Seller as related to the Property, neither the Seller, CBF nor the Owner shall, without the prior written consent of Purchaser in each case, which consent shall not be unreasonably withheld or delayed, enter into any contract related to any capital repair, replacement or improvement exceeding a cost of $250,000.00, unless the same is completed and paid for in full before or at Closing. If Purchaser does not notify Seller in writing of its consent or disapproval within three (3) Business Days after written notice thereof from Seller, Purchaser shall be deemed to have disapproved such requested action. If Purchaser disapproves any such request, then Purchaser’s written notice shall specify the reasons for such disapproval. Notwithstanding the foregoing, Purchaser acknowledges that Seller or CBF shall be entering into contracts for performance of the work described on Schedule 12. Purchaser hereby consents to such contracts and to the performance of such work and acknowledges that Seller and CBF reserve a license for themselves and their respective contractors to enter onto the Real Property for the performance of such work, subject to the following conditions:

(i) Seller shall maintain, and cause such contractors to maintain, commercial general liability insurance during the period of performance of such work;

(ii) Seller shall indemnify, defend and hold harmless Purchaser and Owner from and against any loss, claim or liability arising from the performance of such work, excluding any consequential damages and excluding any further repair or replacement to such work; and

(iii) Seller shall indemnify, defend and hold harmless Purchaser and Owner from and against any mechanics liens arising from such contracts.

The provisions of this Section 6.5(c) shall survive Closing and shall not be merged into the Closing Documents.

(d) CBF and/or the Owner shall, and Seller shall cause CBF to, continue to insure the Property as it is insured as of the Effective Date (which insurance shall be cancelled at Closing at Seller’s expense, and Seller shall be entitled to all credits and refunds therefrom).

(e) Seller shall not, without Purchaser’s prior written consent: (i) amend the Owner’s Organizational Documents in any respect; (ii) admit any other members to the Owner; (iii) cause the Owner to engage in any trade or business other than the ownership and management of the Property; (iv) terminate, dissolve or liquidate the Owner; (v) transfer, pledge or encumber or otherwise create, permit (to the extent within its reasonable control) or consent to any Liens, Claims or Encumbrances to affect the Membership Interests; or (vi) cause the Owner to enter into any collective bargaining agreement.

(f) CBF and/or the Owner shall, and Seller shall cause CBF and/or the Owner to, operate the Property and conduct its business as it pertains to the Property consistent with its past practices (other than termination of Condominium Contracts pursuant to this Agreement) and shall maintain the Property in as good or better condition as exists on the Effective Date, reasonable wear and tear (and intervening casualty or condemnation) excepted. CBF and/or the Owner shall, and Seller shall cause CBF and/or the Owner to, comply with the material terms of the Service Contracts. On or before the expiration of the Study Period, Purchaser shall notify Seller of those Service Contracts which Purchaser wishes to cause to be terminated as of Closing. Seller shall use commercially reasonable efforts to effect such terminations as of Closing, but shall not be liable to Purchaser for any loss, claim or liability resulting from any failure or inability to terminate such Service Contracts as of Closing and in no event shall Seller or CBF be liable for any termination fee(s) thereunder. Seller and CBF agree to cooperate with Purchaser and Owner after Closing, at no expense to Seller or CBF, in effecting the termination of any service contracts entered into in connection with the operation of the condominium association under the Condominium Regime that Purchaser may elect to cause the association to terminate.

(g) Except for any Seller Permitted Title Matters and except as otherwise may be necessary to comply with Laws as they relate to the Property, CBF and/or the Owner shall not, and Seller shall not permit CBF and/or the Owner to, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, further encumber the Property or grant any easements or rights of way with respect to the Property or materially and adversely affect title to the Property. If Purchaser does not notify Seller in writing of its consent or disapproval within three (3) Business Days after written notice thereof from Seller, Purchaser shall be deemed to have disapproved such requested action. If Purchaser disapproves any such request, then Purchaser’s written notice shall specify the reasons for such disapproval.

(h) CBF shall, and Seller shall cause CBF to, in the ordinary course of business, pay or cause to be paid promptly when due all city, state and county ad valorem taxes and similar taxes and assessments, all sewer and water charges and all other governmental charges levied or imposed upon or assessed against the Property and all other payables due for the Property between the date hereof and the Closing Date.

(i) Seller shall provide Purchaser with copies of any written notice of the threat or institution of any litigation against the Property, CBF or the Owner or that concern matters materially and adversely affecting the Property, CBF or the Owner received by CBF or Seller following the Effective Date and prior to the Closing Date.

(j) CBF shall, at its sole cost and expense, send termination notices under, and use commercially reasonable efforts to cause to be of no further force or effect, all of the Condominium Contracts with respect to proposed condominium units in the proposed Phase II of the Condominium Regime and, effective as of such terminations, shall direct the escrow agent holding such deposits to return to the purchasers thereunder any deposits or other sums previously paid by such purchasers pursuant to the Condominium Contracts. Purchaser acknowledges that Seller’s ability to cause the termination of any or all of such Condominium Contracts prior to Closing is subject to obtaining the consent of the Senior Lender. At Purchaser’s request, CBF shall endeavor to maintain in effect Condominium Contracts with respect to Condominium Units in Phase I of the Condominium Regime, however, Purchaser acknowledges that some or all of such Condominium Contracts may have passed the outside date for closing thereunder and the contract purchasers thereunder may have the right to terminate such Condominium Contracts and demand a return of the deposits thereunder, in which event CBF shall direct the escrow agent holding such deposits to comply with such demand. If any Condominium Contracts remain in effect as of Closing, (i) Purchaser shall proceed to Closing; (ii) Seller shall cause CBF to assign to the Owner all of CBF’s rights, title and interest, if any, in and to the remaining Condominium Contracts; and (iii) Seller shall cause to be assigned and transferred to the Owner CBF’s right, title and interest, if any, in and to, the deposits under the Condominium Contracts, Seller shall indemnify, defend and hold harmless Purchaser and Owner from and against any loss, claim or liability arising from a failure of the escrow agent to disburse the deposit amount under any Condominium Contract that is terminated prior to Closing in accordance with the terms of such Condominium Contract, regardless of whether the escrow agent ever received, or has in its possession or control, the applicable deposit amounts. Purchaser shall indemnify, defend and hold harmless Seller and CBF from and against any loss, claim or liability arising from (i) a failure to pay applicable brokerage commissions under any Condominium Contract that is not terminated prior to Closing in accordance with the terms of such Condominium Contract and (ii) a failure of the escrow agent to disburse the deposit amount under any Condominium Contract that is not terminated prior to Closing in accordance with the terms of such Condominium Contract. The provisions of this Section 6.5(i) shall survive Closing and shall not be merged into the Closing Documents.

(k) Seller shall use commercially reasonable efforts to obtain the Required Consents and Waivers from the applicable parties.

(l) Concurrently with or prior to Closing, Seller shall (i) cause CBF to transfer, assign and convey to Owner all of CBF’s right, title and interest, if any, in and to the Property and the right to acquire the Property pursuant to the Foreclosure Action such that as of Closing Owner shall have the right to receive and record the substitute trustees’ deed (to the extent not delivered to the Owner and recorded prior to closing); and (ii) have the right to cause CBF to be terminated and dissolved.

(m) Notwithstanding any provision of this Agreement to the contrary, Purchaser acknowledges that (i) certain events or actions called for under the Condominium Documents, including but not limited to the First and Organizational Meeting (as defined in the Condominium Documents) will not have occurred prior to Closing; and (ii) certain Seller Parties may currently hold positions as directors and/or officers of the council of unit owners established under the Condominium Documents and such Seller Parties shall resign any positions they may hold as such directors and/or officers on or before the Closing Date; and (iii) neither Seller, CBF nor any other Seller Parties have undertaken, nor intended or intend to undertake, the Developer Rights and Obligations and disclaim any liability therefor, as Successor Developer (as defined in the Condominium Documents) or otherwise, whether to Purchaser, any other Purchaser Party or any third party.

ARTICLE 7

Representations, Warranties and Covenants

Section 7.1. Purchaser’s Representations, Warranties and Covenants. Purchaser hereby represents, warrants, covenants, and acknowledges to Seller as of the date hereof:

(a) Purchaser acknowledges that it will have, or has had, a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property and the Membership Interests as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for the Seller Undertakings, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

(b) Purchaser agrees that, except for the representations, warranties, covenants and undertakings of Seller, CBF and the Owner as are expressly set forth in this Agreement or in the Closing Documents to be executed and delivered by Seller and/or the Owner at Closing pursuant to the terms of this Agreement, including, but not limited to, the Seller Representations set forth in Section 7.2(b) and the indemnification obligations of Seller under Section 10.4 (collectively, the “Seller Undertakings”), the Membership Interests shall be sold to Purchaser and Purchaser shall accept the same (and shall accept the Property) on the Closing Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Purchase Price except as expressly set forth in this Agreement, and that, except for the Seller Undertakings, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Seller does hereby disclaim and renounce any such representation or warranty. Purchaser specifically acknowledges that, except for the Seller Undertakings, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, any other Seller Party or any broker or other agents as to any matters concerning the Property or the Membership Interests including: (1) the value of the Property or the Membership Interests; (2) any income or income potential to be derived from or the economic status of, the Property or the Membership Interests; (3) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for further development of the Property or construction thereon or therein; (4) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon or therein and/or fitness for any condominium use; (5) the manner, quality, state of repair or lack of repair of the Property (including but not limited to, the structure, facade, roof, foundation, HVAC, electrical and plumbing systems or any other component of the Property or any improvements thereon or therein); (6) the nature, quality or condition of the Property, including with respect to water conditions, soil, geological or geotechnical condition; (7) the compliance of or by Seller, CBF, the Property, or its operation with any Laws, codes, rules, ordinances, regulations of any applicable Governmental Authority, including, without limitation, those relating to health, safety and the environment; (8) the manner or quality of the construction or materials incorporated into the Property; (9) compliance with the terms of any contracts, agreements or the like included within the meaning of the term Contract Rights; (10) absence of defects; (11) absence of faults; (12) flooding; (13) compliance with environmental Laws, Land Use Requirements or other land use Laws, rules, regulations, orders, codes or requirements; (14) the presence or absence of any Hazardous Materials at, on, under, in, or adjacent to the Property; (15) the presence or suitability of any utilities or availability thereof; (16) the completeness or accuracy of any information provided to Purchaser by or on behalf of Seller, CBF or their agents; (17) the dimensions of the Property or the accuracy of any floor plans, square footage, sketches, or revenue or expense projections related to the Property; (18) whether the Improvements are structurally sound, in good condition, or in compliance with applicable Laws; (19) the locale of the Property, the leasing market for the Property, or the market assumptions Purchaser utilized in its analysis of the Membership Interests or the Property and determination of the Purchase Price (such as rental rates, leasing costs, vacancy and absorption rates, land values, replacement costs, maintenance and operating costs, financing costs, etc.); (20) the ability of Purchaser to obtain any and all necessary governmental approvals or permits for Purchaser’s intended use and development of the Property; (21) the condition or status of Owner’s title to the Property; or (22) any other matter relating to Seller, CBF, the Owner, the Property or the Membership Interests or to the design, development, construction, operation, or sale of the Property or the Owner. Except as may be specifically set forth in the Seller Undertakings, Seller specifically makes no representations or warranties whatsoever as to whether the Property contains Hazardous Materials or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has or will provide to Purchaser information from any inspection, engineering or environmental reports concerning any Hazardous Materials, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology or preparation or otherwise concerning the contents of such reports except that Seller has not altered the substance of such reports. Purchaser further acknowledges and agrees that except as expressly required pursuant to the terms of this Agreement or pursuant to the requirements of any applicable Laws, if any, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties.

Without limiting the generality of the foregoing, Purchaser acknowledges that: (A) certain of the apartment units intended by the Developer for conversion into condominium units have been partially demolished and/or are in the process of construction, which demolition and/or construction work has been halted and as result such apartment units may not be habitable and that some or all of the licenses and permits for such demolition and/or construction work may have expired; (B) neither Seller nor CBF nor any other Seller Parties constitute the Developer nor a successor developer nor are obligated to perform any obligations included in the Developer Rights and Obligations, nor is Purchaser entitled to assert any warranty right or other claim with respect to the Condominium Units, whether under the Condominium Documents or applicable law, against Seller, CBF or any other Seller Party; (C) this Agreement is not a contract for the initial sale of a unit to a member of the public and therefore the disclosure requirements of Section 11-126 of the Maryland Condominium Act are not applicable to this Agreement; (D) this Agreement is not a contract for the resale of a unit by a unit owner other than a developer and therefore the disclosure requirements of Section 11-135 of the Maryland Condominium Act are not applicable to this Agreement; (E) the unit warranty set forth in Section 11-131(c) of the Maryland Condominium Act is not applicable to the transfer of the Membership Interests pursuant to this Agreement; (F) the warranty on common elements set forth in Section 11-131(d) of the Maryland Condominium Act is not applicable to the transfer of the Membership Interests pursuant to this Agreement, and (G) those condominium units that were conveyed by Developer to third-party purchasers were conveyed with appurtenant Storage Space Limited Common Elements (as defined in the Condominium Documents) that were not constructed at the time of such conveyances and have not yet been constructed. Purchaser acknowledges that it shall undertake all responsibility for construction of such Storage Space Limited Common Elements and Purchaser shall indemnify, defend and hold harmless Seller and CBF from and against any loss, claim or liability arising from the performance of, or failure to perform, such work and such undertaking and indemnification shall survive Closing and shall not be merged into the Closing Documents. Seller shall provide a $30,000.00 credit to Purchaser at Closing for the costs associated with construction of such Storage Space Limited Common Elements.

(c) (i) Except as expressly provided below in this Section 7.1(c), Purchaser, for Purchaser and Purchaser’s successors and assigns, hereby releases Seller and the other Seller Parties from, and irrevocably and unconditionally waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:

(A) except for the Seller Representations as set forth in this Agreement, any and all statements or opinions heretofore or hereafter made, or information furnished, by or on behalf of the Seller Parties to Purchaser or any of Purchaser’s agents or representatives;

(B) any duty to make any affirmative disclosures or inquiries with respect to any matter, except as expressly required pursuant to the terms of this Agreement or pursuant to the requirements of applicable Laws, if any;

and

(C) except for the Seller Undertakings, any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property, the Owner or the Membership Interests, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including all matters described in

Section 7.1(b). Without limiting the foregoing, Purchaser hereby agrees that, if at any time after the Closing, any third party or Governmental Authority seeks to hold Purchaser responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above, beneath or adjacent to the Real Property or emanating therefrom, then Purchaser waives any rights it may have against Seller or CBF in connection therewith, including under CERCLA, and Purchaser agrees that it shall not (unless compelled to do so by applicable Laws, an agency of Federal, State or local government, or by the order of any court, provided Purchaser takes no affirmative action to initiate any of the foregoing) (1) bring a contribution action or similar action against the Seller or CBF or any other Seller Parties or (2) attempt, by the affirmative or intentional actions of Purchaser, in any way to hold the Seller or CBF or any other Seller Parties responsible with respect to any such matter; provided that, if a third party unrelated to Purchaser or any of the Purchaser Parties initiates legal action against Purchaser in a court of competent jurisdiction under CERCLA for a claim relating to Hazardous Materials first affecting the Property prior to Closing, then Purchaser shall have the right to implead CBF into such legal action.

(ii) Purchaser acknowledges and agrees that (1) Purchaser may hereafter discover facts different from or in addition to those now (or as the Closing) known to Purchaser, (2) Purchaser’s agreement to release, acquit and discharge Seller and the other Seller Parties as set forth in this Section 7.1(c) shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, (3) to the extent permitted by Law, Purchaser knowingly waives any rights, privileges and benefits under any federal, state or local Laws that may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, (4) upon the completion of the Closing, Seller and CBF shall be deemed to have satisfied all of Seller’s and CBF’s obligations, covenants and liabilities in this Agreement, the Closing Documents or in any other documents executed by Seller in connection herewith other than those obligations of Seller that, by the express terms of this Agreement, the Closing Documents or such other documents, survive the Closing (including without limitation the Seller Undertakings), and (5) except as a result of Seller’s breach of the Seller Undertakings, Purchaser irrevocably covenants never to commence or prosecute, or to affirmatively and intentionally collude with others to commence or prosecute, against Seller, CBF or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release.

(iii) Purchaser understands the legal significance of the foregoing provisions and acknowledges and agrees that the provisions of this Section 7.1 and the provisions incorporated therein by reference were a material factor in Seller’s acceptance of the Purchase Price and that Seller is unwilling to sell the Membership Interests unless Seller, CBF and the other Seller Parties are expressly released as set forth in Section 7.1.

(iv) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.1 shall survive the Closing and shall not be merged into any Closing Documents.

(d) Purchaser is a validly organized limited liability company in good standing under the Law of Maryland in which Philadelphia Management Company has day-to-day management control. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws relating to or affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general equitable principles;

(e) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser;

(f) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Purchaser, (2) to the best of Purchaser’s knowledge, any Laws or any order, writ, injunction or decree of any court or Governmental Authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (b) results in the creation or imposition of any Lien or Encumbrance upon its property pursuant to any such agreement or instrument;

(g) No authorization, consent, or approval of any Governmental Authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder that has not been obtained;

(h) Purchaser is not, and will not be, a Person with whom Seller is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, as the same may have been amended or extended, and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List; and

(i) Purchaser is, and any assignee or nominee of Purchaser that accepts an assignment of any of the Membership Interests shall be, an Accredited Investor. The Membership Interests are being acquired by Purchaser for its own account and not with a view to, or for sale in connection with any public distribution thereof within the meaning of the Securities Act. Purchaser acknowledges that the Membership Interests are not registered under the Securities Act or any state securities Laws and cannot be resold without registration thereunder or exemption therefrom.

Section 7.2. Seller’s Representations. Seller represents and warrants to Purchaser as of the Effective Date:

(a) Representations Concerning the Owner and Seller.

(i) Owner has been formed as a limited liability company and is validly existing and in good standing under the Laws of the State Maryland;

(ii) CBF is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in the State of Maryland. Subject to Seller obtaining the Required Consents and Waivers, CBF has the legal capacity, right, power and authority to enter into and perform its obligations under this Agreement;

(iii) Seller is a corporation validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in the State of Maryland. Subject to Seller obtaining the Required Consents and Waivers, Seller has the legal capacity, right, power and authority to enter into and perform its obligations under this Agreement;

(iv) This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller and/or CBF pursuant to this Agreement shall be, duly authorized, executed and delivered by Seller or CBF. Subject to Seller obtaining the Required Consents and Waivers, this Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller and/or CBF pursuant to this Agreement shall be, valid and legally binding upon Seller and CBF and enforceable in accordance with their respective terms except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws relating to or affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general equitable principles;

(v) Subject to Seller obtaining the Required Consents and Waivers, Seller and CBF each has the right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;

(vi) Subject to Seller obtaining the Required Consents and Waivers, neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Seller, CBF or the Owner, (2) to Seller’s actual knowledge, any Law or any order, writ, injunction or decree of any court or Governmental Authority, or (3) any agreement or instrument to which Seller, CBF or the Owner is a party or by which it is bound or (b) results in the creation or imposition of any Lien or Encumbrance upon its property pursuant to any such agreement or instrument;

(vii) Other than the Required Consents and Waivers, no authorization, consent, or approval of any Governmental Authority (including courts) or other person or entity is required for the execution and delivery by Seller, CBF or the Owner of this Agreement or the performance of any obligations of Seller, CBF or the Owner hereunder or under the documents required to be executed and delivered by any of them pursuant to this Agreement;

(viii) Neither Seller nor CBF has made any voluntary, and neither Seller nor CBF has received any written notice of any involuntary, petition in bankruptcy, assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy or insolvency Law that is pending against or contemplated by Seller or CBF;

(ix) Neither CBF, the Owner nor Seller has any employees;

(x) Each of CBF, the Owner and Seller is a “United States person” within the meaning of Section 1445(f)(3) and Section 7701(a)(30) of the Code;

(xi) Neither Seller, CBF nor the Owner is a Person with whom Purchaser is restricted from doing business with under the Anti-Terrorism Laws, including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List;

(xii) The Owner has been formed as, and shall continue to be on the Closing Date, a single-member limited liability company that is a “disregarded entity” for federal and state income tax purposes and that has not had an obligation (i) to file and has not filed any federal or state income or franchise tax returns or (ii) to pay and has not paid any federal or state income or franchise taxes.

(b) Representations Concerning the Property.

(i) Except as otherwise listed on Schedule 10 or entered into after the Effective Date pursuant to the terms of this Agreement, to Seller’s actual knowledge: (a) there are no Service Contracts binding upon CBF, the Owner or the Property and currently in effect with respect to the Property; (b) the Service Contracts existing on the Effective Date are currently in full force and effect, have not been modified, supplemented or amended except as reflected on Schedule 10; and (c) CBF has paid and performed all of the material duties, obligations, liabilities and responsibilities of CBF under the Service Contracts existing on the Effective Date to the extent arising on or before the Effective Date or will do so in the ordinary course of business of CBF; (d) neither Seller nor CBF have received any written notice of default under the Service Contracts existing on the Effective Date;

(ii) Except as set forth on Schedule 11 attached hereto, and subject to the provisions of Section 6.5(c), to Seller’s actual knowledge, there are no contractors, subcontractors, laborers or materialmen performing work upon or functioning as labor or materialmen to improve the Property upon the request of Seller, CBF or the Owner that have not been paid or will not be paid all amounts due prior to Closing;

(iii) Except as set forth on Schedule 2 attached hereto, to Seller’s actual knowledge there are no Condominium Contracts with respect to the Condominium Units that are in force or effect as of the Effective Date; and

(iv) Except as set forth on Schedule 6 attached hereto, to Seller’s actual knowledge there are no Leases with respect to the Improvements that are in force or effect as of the Effective Date.

(c) Representations Concerning the Owner and the Membership Interests

(i) Since its formation, the Owner has not (and through the date of Closing shall have not) acquired or owned any assets except in connection with the ownership, management and operation of the Property and activities incidental thereto;

(ii) Seller owns one hundred percent (100%) of the membership interests in the Owner. As of the Closing, subject to obtaining the Required Consents and Waivers, the Membership Interests shall be assigned to Purchaser free and clear of any and all Liens, Claims and Encumbrances of any kind or nature; and

(iii) As of Closing, subject to obtaining the Required Consents and Waivers, Seller will have the power, right and authority to vote and transfer the Membership Interests.

Section 7.3. Knowledge.

(a) For purposes of the Seller Representations, whenever a representation is qualified by the phrase “to Seller’s actual knowledge,” or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Seller Representative and shall not (i) be construed to refer to the knowledge of any of the other Seller Parties, or (ii) impose or be deemed to have imposed upon the Designated Seller Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Purchaser or the contents of files maintained by the Designated Seller Representative. Purchaser acknowledges that the Designated Seller Representative is named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Seller Representative to Purchaser and Purchaser agrees that no Designated Seller Representative shall have any personal liability under this Agreement or in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser acknowledges that (i) Seller and CBF did not develop the Real Property and did not effect the conversion of the apartment units included within the Condominium Regime, (ii) CBF holds the Property solely as mortgagee-in-possession and as contract purchaser in the Foreclosure Action, (iii) accordingly, the knowledge of Seller, CBF and the Designated Seller Representative is extremely limited, and (iv) the Purchase Price reflects such ownership circumstances and such limited knowledge.

(b) For purposes of the Purchaser Representations, whenever a representation is qualified by the phrase “to Purchaser’s actual knowledge,” or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Purchaser Representative and shall not be construed to refer to the knowledge of any other party comprising the other Purchaser Representatives, or to impose or have imposed upon the Designated Purchaser Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of any of Purchaser’s files, documents and materials, other than an express duty to conduct a commercially reasonable and due inquiry as to the matters that are the subject of the applicable Purchaser Representations. Seller and CBF acknowledge that the Designated Purchaser Representative is named solely for the purpose of defining the scope of Purchaser’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Purchaser Representative to Seller or CBF and Seller and CBF agree that no Designated Purchaser Representative shall have any personal liability under this Agreement or in connection with the transactions contemplated hereby.

Section 7.4. Notice of Breach; Survival of Representations and Warranties.

(a) If after the Effective Date but prior to the Closing, Purchaser obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any respect, Purchaser shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such untrue, inaccurate or incorrect misrepresentation and shall, at its option, be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) calendar days) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any such untrue, inaccurate or incorrect representation or warranty, then, except in the event that Seller committed actual fraud in the making of any of the Seller Representations, if any such representation or warranty is materially untrue, inaccurate or incorrect, Purchaser, as its sole remedy shall elect either (i) to waive such materially untrue, inaccurate or incorrect representation or warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) if Purchaser first obtained knowledge of such materially untrue, inaccurate or incorrect representation or warranty after the Effective Date, to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date, in which event, (A) this Agreement shall be terminated; (B) Purchaser shall obtain a refund of the Deposit (and all interest accrued thereon); (C) Purchaser shall be entitled to obtain reimbursement of expenses and costs as provided in Section 10.3 of this Agreement; and (D) Seller and Purchaser shall be thereupon released from all further liability or obligation under this Agreement, except for the applicable Surviving Obligations. Notwithstanding anything set forth in this Agreement to the contrary, if prior to the Closing Date Purchaser obtains actual knowledge or is Deemed to Know that

Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, and either Purchaser fails to provide Seller with notice thereof pursuant to the terms of this Section 7.4(a) or Purchaser elects to proceed to Closing under this Agreement, such representations and warranties shall be deemed modified to reflect such actual or deemed knowledge of Purchaser prior to the Closing Date.

(b) The representations and warranties of Seller and Purchaser set forth in this Agreement shall survive Closing and shall not be merged into the Closing Documents for a period of one (1) year. Purchaser hereby expressly agrees that after Closing under this Agreement, Seller shall have no liability to Purchaser for any representations or warranties of Seller set forth in this Agreement or in any Closing Documents except for breaches of the representations or warranties by Seller in Section 7.2(c) herein, if: (A) Purchaser does not, on or prior to the date which is one (1) year after the Closing Date send to Seller a written notice alleging such breach and within sixty (60) calendar days after the date of such written notice commence a legal proceeding in a court of competent jurisdiction against Seller alleging that Seller was in breach of any such representation or warranty when made, and that Purchaser has suffered actual and material damages as a result thereof; (B) Seller disclosed in writing to Purchaser, or Purchaser otherwise has actual knowledge of, at the time of or prior to Closing, such breach and Purchaser nevertheless proceeded to Closing; or (C) the aggregate amount of all claims by Purchaser of indemnification or for a Seller breach is less than One Hundred Thousand and 00/100 Dollars ($100,000.00); provided, however, that if such claims equal or exceed $100,000.00, in the aggregate, Purchaser shall have the right to prosecute such claims in the full amount thereof, and not just in the amount by which such claims exceed $100,000.00. Notwithstanding anything to the contrary set forth in this Agreement or in any of the Closing Documents, (i) in no event will the maximum aggregate liability of Seller or the Owner with respect to the breach of any representations or warranties made by Seller in this Agreement or in any Closing Document exceed One Million and No/100 Dollars ($1,000,000.00) except in the event that (a) Seller committed actual fraud in the making of any of the Seller Representations or (b) Seller breaches the representations or warranties in Section 7.2(c) herein, in either of which events such limitation shall not apply; and (ii) in no event shall Seller, CBF or the Owner be liable for any consequential, punitive or special damages (unless the same constitute actual damages suffered by Purchaser as a result of any third party claim for which Seller, CBF or the Owner (prior to Closing) are expressly liable pursuant to this Agreement). Each such representation and/or warranty shall automatically be null and void and of no further force and effect after the date which is one (1) year following the Closing unless, prior to the end of such one (1) year period, Purchaser has complied with this Section 7.4(c). The provisions of this Section 7.4 shall survive the Closing and shall not be merged into any of the Closing Documents.

ARTICLE 8

Closing

Section 8.1. Closing Date. Closing shall take place on the Closing Date, subject to any permitted extensions of the Closing Date as may be expressly set forth in this Agreement. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company. If the Title Company is not unconditionally released by Purchaser to pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations provided for herein, in immediately available wire transfer funds by 2:00 p.m. (Eastern Time) on the Closing Date, the Closing shall be deemed to have occurred on the following Business Day and the credits and prorations shall be recalculated accordingly.

Section 8.2. Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered or shall perform, at Seller’s sole expense, each of the following items, each executed and acknowledged to the extent appropriate, as applicable:

(a) The Assignment and Assumption Agreement duly executed by Seller;

(b) The Quit-Claim Bill of Sale in the form of Exhibit K duly executed by CBF and the Owner;

(c) A substitute trustees’ deed conveying the Real Property to the Owner duly executed by such substitute trustees;

(d) A UCC statement of transfer to the Owner duly executed by Seller;

(e) A quit-claim assignment agreement to the Owner duly executed by the substitute trustees;

(f) Non-foreign person affidavits with respect to Seller as required by Section 1445 of the Code in substantially the form of Exhibit G;

(g) The Owner’s Affidavit and the Seller’s Non-Imputation Affidavit in the forms of Exhibits D and E, respectively, and such evidence or documents as may be reasonably required by the Title Company on terms reasonably acceptable to Seller relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; and (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Membership Interests;

(h) A duly-executed Closing Statement;

(i) Copies of all keys in the Owner’s or Seller’s possession or control to all locks on the Improvements and the Condominium Units;

(j) All Service Contracts, Leases, copies of all Property Records and all other tangible Personal Property and Other Rights in the possession or control of CBF, the Owner or Seller, but excluding the Excluded Items;

(k) The Owner’s Organizational Documents in the form attached as Exhibit H;

(1) Such limited liability company, corporate and other entity resolutions, certificates of good standing, incumbency certificates and other evidence of authority with respect to Seller, CBF and the Owner as may be provided for herein or as may be reasonably requested the Title Company to consummate the sale of the Membership Interests to Purchaser in conformity with the terms of this Agreement;

(m) Amendments to the Owner’s Organizational Documents substantially in the form attached hereto as Exhibit I and executed and delivered by Seller, pursuant to which the Owner’s Organizational Documents shall be amended to reflect the transfer and conveyance of the Membership Interests, the withdrawal from the Owner by Seller, the admission to the Owner of Purchaser in accordance with the terms and conditions contained herein, the amendment of the name of Owner to “Rodgers Forge Apartments, LLC”, and the continuation of the Owner in effect following the consummation of the purchase and sale of the Membership Interests as contemplated in this Agreement;

(n) All Property Records, but excluding all Excluded Items;

(o) All other documents reasonably necessary to effectuate the contemplated consummation of the transactions herein; and

(p) On the Closing Date, Seller, in coordination with Purchaser, shall cause its accountants to close the books of the Owner, Seller shall, under its direction and control, cause all applicable tax returns to be prepared and timely filed for the Owner for the period from the formation of the Owner through the Closing Date.

Section 8.3. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items:

(a) Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and subject to apportionments and adjustments as set forth herein) and Purchaser’s share of all escrow costs and closing expenses in accordance with the terms of this Agreement;

(b) Duly executed and acknowledged originals of the Assignment and Assumption Agreement, the Closing Statement and the amendments to Owner’s Organizational Documents;

(c) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Membership Interests; and

(d) All other documents reasonably necessary to effectuate the contemplated consummation of the transaction herein.

Section 8.4. Costs and Prorations.

(a) General. Real estate taxes and assessments allocable to the payment period that includes the Closing Date, personal property taxes, if any, all items of income, if any (other than the Excluded Items) and expense with respect to the Property (including assessments and any other fees payable pursuant to the Condominium Documents) shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 8.4. Except as otherwise provided in this Section 8.4, income and expenses shall be prorated on a cash basis. All apportionments and prorations made hereunder shall be made based on the number of calendar days of ownership of the Property in the period applicable to the apportionment, with Purchaser entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments will be made based on the number of calendar days of ownership in the applicable annual period.

(b) Taxes. All real estate taxes assessed against the Real Property shall be prorated between Seller and Purchaser on a cash basis based upon the actual current tax bill. If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available; provided, however, that in no event shall Seller be charged with or responsible for any increase in real estate taxes resulting from the sale of the Membership Interests to Purchaser or from any improvements made on or after the Closing. All real estate taxes accruing before the Closing Date shall be the obligation of Seller and all such taxes accruing on and after the Closing Date shall be the obligation of Purchaser. Any refunds of real estate taxes made after the Closing, including pursuant to any appeal undertaken by or on behalf of Owner (other than any such appeal based solely on a change of status of some or all of the Condominium Units as a result of their consolidation or removal from the Condominium Regime), shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date). The provisions of this Section 8.4(b) shall survive Closing for a period of twelve (12) months.

(c) Utilities. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills; otherwise a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within thirty (30) calendar days after Closing. Seller shall receive a credit at Closing for any Utility Deposits, plus any interest on the Utility Deposits to which the Owner is or will be entitled, that are held as of the Effective Date for the benefit of the Owner. The provisions of this Section 8.4(c) shall survive Closing for a period of two (2) months.

(d) Service Contracts. Prepaid charges, payments and accrued charges under any Service Contracts in effect as of Closing and entered into by, or assigned to, the Owner shall be prorated at Closing in a manner reasonably acceptable to Seller and Purchaser.

(e) Condominium Contracts. To the extent any Condominium Contracts are not terminated at or prior to Closing, deposits under such Condominium Contracts shall be transferred and assigned to the benefit of the Owner.

(f) Rental Payments. All Rental Payments shall be prorated on a cash basis as of Closing. Any checks for Rental Payments received after the Closing Date by Seller, CBF or any other Seller Parties shall be promptly endorsed to the Owner by the payee thereof and promptly sent to Purchaser. If on the Closing Date there shall be any past due and unpaid Rental Payments under any Lease, then any Rental Payment received after the Closing Date by the Owner, Purchaser or any other Purchaser Parties or by Seller, CBF or any other Seller Parties for such Lease shall be applied first to pay the current portion of any Rental Payments due under such Lease and the remaining portion of the Rental Payment, to the extent applicable to a period on or before the Closing Date, shall be remitted promptly by the Owner or Purchaser to Seller after deduction of Seller’s proportionate share of any costs of collection incurred by the Owner or Purchaser in connection therewith. Such proportionate share shall be determined by reference to the total amount of Rental Payments so received and the total costs of collection so incurred by the Purchaser. Purchaser shall use, or shall cause the Owner to use, reasonable diligence to collect past due Rental Payments. The provisions of this Section 8.4(f) shall survive Closing for a period of six (6) months.

(g) Closing Statement. Purchaser and Seller shall cooperate to produce five (5) Business Days’ prior to the Closing Date a schedule of prorations and closing costs that is as complete and accurate as reasonably possible (the “Closing Statement”). If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within six (6) months following the Closing, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the party. The provisions of this Section 8.4(g) shall survive Closing for a period of six (6) months.

(h) Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums and charges and all title examination costs, and (iii) all survey costs. Purchaser shall pay 100% of the State, City and County recordation and transfer taxes, if any, due in connection with the transaction contemplated hereby, including the recordation of the deed to the Owner pursuant to the Foreclosure Action. Purchaser and the Seller understand and believe that no recordation or transfer taxes (collectively, “Transfer Taxes”) are payable in connection with the transfer of the Membership Interests to Purchaser; however, the foregoing obligation of Purchaser to pay the Transfer Taxes (including all interest and/or penalties which may be imposed thereon) shall survive Closing and shall not be merged into the Closing Documents.

(i) Excluded Items. Purchaser acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the Closing Documents, (i) the Purchase Price does not include payment for the Excluded Items, and (ii) all Excluded Items shall belong to Seller, whether the proceeds of the same are received before or after the Closing (subject to the prorations set forth in this Agreement). Without limiting the foregoing, at any time before or simultaneously with the Closing, Seller shall be entitled to cause the Owner to distribute to Seller all escrows, reserves, cash, and cash equivalents of the Owner, provided that sufficient cash is available in its existing bank accounts to cover any outstanding checks of the Owner issued before the Closing. The provisions of this paragraph shall survive the Closing without limitation and shall not be merged into the Closing Documents.

Section 8.5. Possession. Effective possession of the Property, by virtue of the transfer of the Membership Interests, shall be delivered to Purchaser at the Closing, subject to the terms of this Agreement.

Section 8.6. Motor Vehicle. The parties acknowledge that the motor vehicle included in the list of Personal Property on Schedule 7 is not titled in the name of Seller, CBF or Owner and that, accordingly, title to such motor vehicle cannot effectively be conveyed. Seller agrees to cooperate with Purchaser, at no expense to Seller, following Closing to effect titling of such motor vehicle in the name of Owner, if such titling can be completed through the exercise of commercially reasonable efforts.

ARTICLE 9

Real Estate Commission

Section 9.1. Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller’s Broker in accordance with a separate agreement between Seller and Seller’s Broker. Seller shall indemnify Purchaser against all claims, costs and liability relating to any claim by Seller’s Broker or any other Person claiming by, through or under Seller, CBF or Seller’s Broker. Such commission shall be paid in full by Seller at Closing in accordance with a separate agreement between Seller and Seller’s Broker. Seller and Purchaser represent and warrant to each other that no other brokerage fee or real estate commission is or shall be due or owing in connection with this transaction, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all claims of any other broker or agent based on action or alleged action of the other. The provisions of this paragraph shall survive any termination of this Agreement or the Closing and shall not be merged into the Closing Documents.

ARTICLE 10

Termination and Default

Section 10.1. Termination without Default. If the sale of the Membership Interests is not consummated and this Agreement is terminated because of the failure of any condition precedent to Purchaser’s or Seller’s obligations expressly set forth in this Agreement (subject to the provisions of Section 6.1(b) and Section 6.2(b) regarding the failure to satisfy conditions within the respective parties’ commercially reasonable control) or for any other reason except a material default by Purchaser hereunder (which is governed by Section 10.2) or a material default by Seller hereunder (which is governed by Section 10.3), the entire Deposit shall refunded to Purchaser and Seller and Purchaser shall be thereupon released from all further liability or obligation under this Agreement, except for the applicable Surviving Obligations.

Section 10.2. Purchaser’s Default. If (a) the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Membership Interests in accordance with the terms of this Agreement after Seller has performed or tendered performance of its obligations in all material respects in accordance with this Agreement; or (b) Purchaser otherwise materially defaults under this Agreement and such default shall continue for ten (10) calendar days after receipt of written notice thereof from Seller, provided that no notice shall be required for a failure to timely participate in Closing or make any required Deposit, then as Seller’s sole remedy, Seller may terminate this Agreement by written notice to Purchaser, whereupon the Deposit shall be paid to and retained by Seller as liquidated damages; and except for the applicable Surviving Obligations, Seller and Purchaser shall have no further obligations to each other. The parties hereto, before entering into this Agreement, have been concerned with the fact that substantial damages will be suffered by Seller if Purchaser should materially default under this Agreement. Purchase and Seller acknowledge that the damages to Seller upon a material breach of this Agreement by Purchaser would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the Effective Date and under the circumstances that Seller and Purchaser reasonably anticipate would exist at the time of such breach. The parties, having made a diligent endeavor to ascertain the actual compensatory damages which Seller would suffer in the event of Purchaser’s material default under this Agreement, hereby agree that the reasonable estimate of said damages is the sum equal to the amount of the Deposit. Therefore, if the sale contemplated hereby shall fail to close because of a default by Purchaser in its obligation to purchase the Membership Interests in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its obligations in all material respects in accordance with this Agreement or Purchaser shall otherwise materially default under this Agreement, Seller shall be entitled to and shall retain the entire Deposit as liquidated damages and as its sole remedy at law or in equity. The amount of the liquidated damages has been established by the parties as the amount of monetary damages Seller will suffer based solely upon a material default by Purchaser under this Agreement and Seller shall be entitled to recover no other damages from Purchaser. Notwithstanding anything herein to the contrary set forth in this Agreement, nothing set forth herein shall (a) limit or impair any remedies that may be available to Seller with respect to Purchaser’s obligations or liabilities for any of the applicable Surviving Obligations of Purchaser except as otherwise provided in this Agreement or in the applicable Closing Documents entered into by Purchaser and Seller; or (b) be construed to limit Seller’s rights to make a claim against any insurance policy that Purchaser was required to obtain pursuant to Section 5 or that Purchaser otherwise maintains for or in connection with either any breaches by Purchaser of its obligations under Section 5.2 or Purchaser’s indemnification obligations set forth in Section 5.2.

Section 10.3. Seller’s Default. If (a) Purchaser shall have performed or tendered performance of all of its obligations in all material respects under this Agreement, and the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Membership Interests in accordance with the terms of this Agreement, or (b) Seller shall otherwise materially default under this Agreement and such default shall continue for ten (10) calendar days after receipt of written notice thereof from Purchaser, provided that no notice shall be required for a failure to timely participate in Closing, then, Purchaser may, as its sole and exclusive remedy at law or in equity, avail itself of one of the following: (x) terminate this Agreement by giving written notice thereof to Seller, in which event the entire Deposit will be returned to Purchaser, Seller shall reimburse Purchaser for such reasonable and actual, out-of-pocket, third-party costs and expenses incurred by Purchaser in connection with the transaction contemplated by this Agreement, including, but not limited to, Purchaser’s reasonable attorney’s fees and reasonable costs incurred by Purchaser in connection with its due diligence inspections of the Property, provided however that (i) in no event shall Seller have any obligation to reimburse Purchaser for any costs incurred in connection with any efforts by Purchaser to obtain any financing for the acquisition of the Membership Interests, and (ii) Seller’s obligation to reimburse Purchaser for such costs and expenses shall not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), and the parties shall have no further obligation to each other except for the applicable Surviving Obligations; (y) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (z) specifically enforce this Agreement. It is expressly acknowledged that the conveyance of the Membership Interests as contemplated by this Agreement will effectively transfer a one hundred percent (100%) ownership interest in the unique real property owned by the Owner to Purchaser, and accordingly, specific performance is an appropriate remedy to make available to Purchaser hereunder since the remedies available to Purchaser at law may be inadequate to make Purchaser whole in the event of a default by Seller under this Agreement. As a condition precedent to Purchaser exercising any right to bring an action for specific performance as the result of Seller’s default hereunder, Purchaser must commence such action within thirty (30) calendar days after the scheduled Closing Date under this Agreement. Purchaser agrees that its failure timely to commence such an action for specific performance within such thirty (30) calendar day period shall be deemed a waiver by it of its right to commence such an action as well as a waiver by it of any right it may have to file or record a notice of pendency of action or similar notice against any portion of the Property, and in such event, the provisions of subparagraph (x) above shall apply.

Section 10.4. Seller Indemnification.

(a) Subject to the terms of this Section 10.4 and the terms of Section 11.16, Seller shall indemnify, defend and save harmless Purchaser, the other Purchaser Parties and the Owner (as constituted after Closing) and their respective heirs, successors, and representatives (collectively, the “Purchaser Indemnitees”) from and against, and reimburse the Purchaser Indemnitees for, all losses, costs, damages, expenses (including reasonable attorneys’ fees and litigation costs), liabilities, claims, causes of action or judgments (collectively, “Losses”) that the Purchaser Indemnitees suffer or incur arising solely in respect of or resulting from any material breach of Seller’s representations under this Agreement.

(b) Seller’s indemnification obligations under this Section 10.4 shall specifically exclude (A) all Losses pertaining to, resulting from or associated with, the physical condition of the Property, including but not limited to design, construction, structural, HVAC, electrical, mechanical, plumbing, facade, roof, finish, repair, surface, subsurface, environmental and other conditions; (B) all Losses pertaining to or associated with the value of the Property or leasing or, revenue or income from the Property after Closing; (C) all Losses pertaining to or associated with the costs of operation, maintenance, repair, alteration or improvement of the Property after Closing; (D) all Losses arising from or relating to the Owner’s Liabilities after Closing; (E) all Losses pertaining to, resulting from or associated with the establishment, registration, marketing, sale or rental of condominium units under or operation of any of the Condominium Regimes; (F) any Losses for which Purchaser has received a credit at Closing as reflected on the Closing Statement; and (G) any Losses that result from or in connection with the direct or indirect actions of Purchaser, any of the Purchaser Representatives or the Owner (as constituted after Closing) following the Closing Date.

(c) Purchaser hereby expressly agrees that after Closing under this Agreement, Seller shall have no liability to Purchaser for any matters indemnified against in this Section 10.4 or any of the other Closing Documents, if: (A) Purchaser does not, on or prior to the date which is twelve (12) months after the Closing Date (the “Indemnity Claim Survival Period”), commence a legal proceeding in a court of competent jurisdiction against Seller for a claim of indemnity under the Closing Indemnity Agreement; or (B) the aggregate amount of all claims by Purchaser of indemnification or for a Seller breach is less than One Hundred Thousand and 00/100 Dollars ($100,000.00); provided, however, that if such claims equal or exceed $100,000.00, in the aggregate, Purchaser shall have the right to prosecute such claims in the full amount thereof, and not just in the amount by which such claims exceed $100,000.00.

(d) Notwithstanding anything to the contrary set forth in this Agreement, (i) the maximum aggregate liability of Seller on account of all claims for indemnity pursuant to this Section 10.4 or in connection with any other breaches or defaults by Seller or the

Owner under this Agreement, any Closing Document or any post-Closing covenants, indemnities and obligations undertaken by Seller shall not exceed One Million and No/100 Dollars ($1,000,000.00) except if (a) Seller committed actual fraud in the making of any of the Seller Representations or (b) Seller breaches the representations or warranties in Section 7.2(c) herein, in either of which events such limitation shall not apply; (ii) in no event shall Seller be liable for any consequential, punitive or special damages.

(e) The obligations of Seller under this Section 10.4 shall survive Closing for a period of twelve (12) months (other than with respect to any breach by Seller of the representations and warranties in Section 7.2(c) herein) and may not be assigned to or enforced by any Person other than Purchaser or a Person to whom Purchaser assigns this Agreement prior to Closing subject to and in conformity with Section 11.3 below.

Section 10.5. Purchaser and Owner Indemnification.

(a) At Closing, Purchaser and the Owner (as constituted after Closing) shall jointly and severally indemnify, defend and save harmless Seller, CBF and all other Seller Parties and their respective heirs, successors, and representatives (collectively, the “Seller Indemnitees”) from and against and reimburse the Seller Indemnitees for all Losses that the Seller Indemnitees suffer or incur in any one or more of the following categories:

(i) Losses arising in respect of or resulting from or in connection with the ownership, operation, use, management, leasing or sale of the Property or any other matter relating to the Property or the operations, acts or omissions of the Owner or Purchaser on or after the Closing Date;

(ii) Losses accruing on or after the Closing Date under contracts, agreements, undertakings or arrangements first entered into by the Owner on or after the Closing Date; and

(iii) Losses occurring and accruing on or after the Closing Date if resulting from or arising under Service Contracts entered into by Seller, CBF or the Owner prior to the Closing Date to the extent such Service Contracts are not terminated as of Closing.

The indemnification obligations of Purchaser and the Owner (as constituted after Closing) under this Section 10.5 shall survive Closing indefinitely.

ARTICLE 11

Miscellaneous

Section 11.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

Section 11.2. Binding On Successors and Assigns; No Third-Party Beneficiaries. Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. The covenants and agreements provided in this Agreement are solely for the benefit of Seller, CBF, the Owner and Purchaser and their permitted successors and assigns respectively.

Section 11.3. Assignment by Purchaser. Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Purchaser.

Section 11.4. Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

Section 11.5. Governing Law.

(a) This Agreement shall be construed and the rights and obligations of Seller, CBF and Purchaser hereunder determined in accordance with the internal Laws of the State of Maryland without regard to the principles of choice of law or conflicts of law that would direct the application of the law of any other jurisdiction.

(b) In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller, CBF and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

Section 11.6. Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

Section 11.7. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally recognized overnight delivery service for next day delivery with written confirmation of receipt, (iii) delivered in person with written confirmation of receipt, or (iv) transmitted by telecopy, facsimile or email, provided that, in connection with a telecopy or facsimile, confirmation of the receipt of same is noted upon transmission of same by the sender’s telecopy machine, and a counterpart of such notice is also delivered pursuant to one of the two manners specified in this Section 11.7(i), (ii) or (iii). All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

To Seller or CBF:	CBRE Realty Finance TRS, Inc. 185 Asylum Street, City Place 1 Hartford, Connecticut 06103 Attn: Paul Martin Facsimile: 860.275.6225 E-mail: Paul.Martin@cbrerealtyfinance.com with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP 300 East Lombard Street, 18th floor Baltimore, Maryland 21202-3268 Attn: Raymond G. Truitt, Esq. Facsimile: 410.361.8949 E-mail: truitt@ballardspahr.com

To Purchaser:	Rodgers Forge Holding, LLC 103 Wells Street Baltimore, Maryland 21230 Attention: Steven S. Bloom Facsimile: 410.825.7825 E-mail: steveb@philamanagement.com with a copy to:

Shapiro, Sher, Guinot & Sandler 36 South Charles Street Suite 2000 Baltimore, Maryland 21021 Attention: Lonnie M. Ritzer, Esq. Facsimile: 410.539.7611 E-mail: lmr@shapirosher.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

Section 11.8. Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

Section 11.9. IRS Real Estate Sales Reporting. Purchaser, Seller and CBF hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

Section 11.10. Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

Section 11.11. Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by Seller, CBF and Purchaser.

Section 11.12. Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

Section 11.13. Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

Section 11.14. Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding (i) the absence of the express reference thereto in each and every provision and (ii) any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser, Seller and CBF that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

Section 11.15. Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller and their respective counsels have contributed substantially and materially to the preparation of this Agreement.

Section 11.16. Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on the liability of Seller and/or the Owner set forth elsewhere in this Agreement or in the Closing Documents: (a) Purchaser’s recourse against Seller and/or the Owner under this Agreement, the Closing Documents or any other agreement, document, certificate or instrument delivered by Seller or the Owner hereunder, or under any Law, rule or regulation relating to the Membership Interests or Property, shall be limited to the interest of Seller and CBF in the Property; and (b) in no event shall any of the Seller Parties have any personal liability hereunder or otherwise. For purposes of this Section 11.16, no negative capital account or any contribution or payment obligation of any partner or member of Purchaser shall constitute an asset of Purchaser and no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller or CBF. This Section 11.16 shall survive Closing and shall not be merged with any of the Closing Documents.

Section 11.17. Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal Laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal Law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

Section 11.18. No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2. Purchaser hereby irrevocably appoints Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this provision,

Section 11.19. No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller, CBF or Purchaser shall arise unless and until this Agreement is fully executed by Seller, CBF and Purchaser. Once executed and delivered by Seller, CBF and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.

Section 11.20. Facsimile Signatures. Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

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IN WITNESS WHEREOF, Seller, CBF and Purchaser hereto have executed this Agreement as of the Effective Date.

SELLER

CBRE REALTY FINANCE TRS, INC.

By:
Name:	Michael Angerthal
Title:	CFO, Executive Vice President and Treasurer
Date:	January 7, 2008

CBF

CBF RODGERS FORGE, LLC

By:	CBRE Realty Finance TRS, Inc., its sole member

By:
Name:	Michael Angerthal
Title:	CFO, Executive Vice President and Treasurer
Date:	January 7, 2008

Purchaser

RODGERS FORGE HOLDING, LLC

By:	PNC/RODGERS FORGE, LLC

By:
Name:	Steven Bloom
Title:	Authorized Person
Date:	January 4, 2008

RECEIPT AND JOINDER BY THE ESCROW AGENT

This Agreement, fully executed by Seller, CBF and Purchaser, has been received by the Escrow Agent this 14th day of January, 2008 and by execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to it.

ESCROW AGENT
LAND SERVICES USA, INC.

By:
Name:	Adam Schroder
Title	SR VP